Exhibit 10.1

EXECUTION VERSION
AGREEMENT OF PURCHASE AND SALE

between

BPGL HOLDINGS LLC,
a Delaware limited liability company,

as SELLER

and

ARC NYC1140SIXTH, LLC,
a Delaware limited liability company,

as BUYER

Dated as of March 18, 2016

i

Schedules

Schedule 2.1(c)(v)     -    Specified Equipment and Furniture
Schedule 3.1(c)    -    Consents
Schedule 3.2(a)    -    Contracts
Schedule 3.2(b-1)    -    Space Leases
Schedule 3.2(b-2)    -    Leasing Costs
Schedule 3.2(b-3)    -    Space Lease Defaults Schedule 3.2(c)    -    Brokerage Commissions
Schedule 3.2(e)    -    Litigation
Schedule 3.2(g)(ii)        Collective Bargaining Agreements
Schedule 3.2(g)(iii)        Employee Proceedings
Schedule 3.2(h)        Recognition Agreements
Schedule 3.2(i)        Brokerage Agreements
Schedule 3.2(k)        Insurance
Schedule 3.2(n)        Arrearages
Schedule 8.2            Title Exceptions
Schedule 10.1        -    Security Deposits
Schedule 10.8        -    Seller’s Leasing Costs
Schedule 10.10    -    Closing Lease Credit
Schedule 10.11    -    Free Rent Credit
Schedule 12.1            Tax Reduction Proceedings
Schedule 14.3            WARN Act

Exhibits
Exhibit A        -    Legal Description
Exhibit B        -    Existing Mortgage
Exhibit C        -    Ground Lease Documents
Exhibit D         -    Form of Tenant Estoppel
Exhibit     E        -    Form of Seller Estoppel
Exhibit F         -    Form of Assignment of Ground Lease
Exhibit G        -    Form of Assignment of Leases
Exhibit H        -    Form of Assignment of Contracts
Exhibit I        -    Form of Tenant Notices
Exhibit J        -    Form of Assignment of Licenses, Permits, Warranties and General                     Intangibles
Exhibit K        -    Form of Bill of Sale
Exhibit L        -    Form of FIRPTA Certificate Exhibit M        -    Form of Title Affidavit
Exhibit N-1            Form of Ground Lease Required Estoppel
Exhibit N-2            Form of Ground Lease Long Form Estoppel

AGREEMENT OF PURCHASE AND SALE
This AGREEMENT OF PURCHASE AND SALE (together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of the 18th day of March, 2016, between BPGL HOLDINGS LLC, a Delaware limited liability company, (“Seller”), and ARC NYC1140SIXTH, LLC, a Delaware limited liability company (“Buyer”).

Background
A.    Seller owns the leasehold interest (the “Property”; and together with the Asset-Related Property (as defined below), collectively, the “Asset”) in that certain real property situated in the Borough of Manhattan and City, County and State of New York more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), and the building located thereon commonly identified as 1140 Avenue of the Americas, New York, New York (the “Building”), granted to Seller pursuant to the Ground Lease (as defined below).
B.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Seller’s right, title and interest in the Asset on the terms and conditions hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1.      Defined Terms. The capitalized terms used herein will have the following meanings.
“Additional Rent” shall have the meaning assigned thereto in Section 10.1(a).
“Adjustment Point” shall have the meaning assigned thereto in Article X.
“Affiliate” shall mean any Person (as defined below), from time to time, that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall, in any event, include the ownership of, or power to vote with respect to, fifty percent (50%) or more of the outstanding equity or voting interests, respectively, of such other Person.

“Agreement” shall have the meaning assigned thereto in the Preamble to this Agreement.
“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.1(g)(i).
“Applicable Law” shall mean all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Authority, in each case of competent jurisdiction affecting or relating to the Person or property in question.
“Asset” shall have the meaning assigned thereto in “Background” paragraph A.
“Asset File” shall mean the materials with respect to the Asset previously delivered to Buyer or its representatives by or on behalf of Seller or made available to Buyer on an on-line data website.
“Asset-Related Property” shall have the meaning assigned thereto in Section 2.1(b).
“Assignment of Contracts” shall have the meaning assigned thereto in Section 6.1(a)(iii).
“Assignment of Ground Lease” shall have the meaning assigned thereto in Section 6.1(a)(i).
“Assignment of Leases” shall have the meaning assigned thereto in Section 6.1(a)(ii).
“Assignment of Licenses, Permits, Warranties and General Intangibles” shall have the meaning assigned thereto in Section 6.1(a)(v).
“Assumed Contracts” shall have the meaning assigned thereto in Section 4.2(a)
“Bargaining Unit Employees” shall mean the Employees who are covered by the Union Agreement.
“Basket Limitation” shall mean an amount equal to $50,000.00.
“Broker” shall mean Holliday Fenoglio Fowler, L.P., a Delaware limited partnership.
“Brokerage Agreements” shall have the meaning assigned thereto in Section 3.2(i).
“Building” shall have the meaning assigned thereto in “Background” paragraph A.

“Building Service Subcontractor” has the meaning assigned thereto in Section 14.1(a).
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in the city of New York, New York.
“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.
“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.
“Buyer’s Agents” shall have the meaning assigned thereto in Section 7.2
“Buyer’s Leasing Costs” shall have the meaning assigned thereto in Section 10.8.
“Buyer Waived Breach” shall have the meaning assigned thereto in Section 11.3.
“BSWPA” shall have the meaning assigned thereto in Section 14.1(d).
“Cap Limitation” shall mean an amount equal to $1,800,000.00.
“Claims” shall have the meaning assigned thereto in Section 7.4(a).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Closing” shall have the meaning assigned thereto in Section 2.3(a).
“Closing Date” shall have the meaning assigned thereto in Section 2.3(a).
“Closing Documents” shall mean any certificate, assignment, instrument or other document delivered pursuant to this Agreement, including, without limitation, each of the documents to be delivered by Seller pursuant to Section 6.2 and by Buyer pursuant to Section 6.1.
“Closing Lease Credit” shall mean an amount determined in accordance with Schedule 10.10 attached hereto.
“Closing Statement” shall have the meaning assigned thereto in Section 6.1(b)(ii).
“Condition of the Asset” shall have the meaning assigned thereto in Section 7.3(b).
“Contracts” shall mean, collectively, all written agreements or contracts of Seller, or entered into on behalf of Seller, relating to the ownership and/or operation of the Property (but excluding the Ground Lease, the Space Leases, the Brokerage Agreements, the terms of any National Service Contract, the New Leases, the Union Agreement, the Existing Management Agreement, any documents evidencing or securing the Existing Mortgage and any contract pertaining to the operation of the Property that also pertains to the operation of another property).
“Earnest Money” shall have the meaning assigned thereto in Section 2.2(a)(i).

“Earnest Money Escrow Account” shall have the meaning assigned thereto in Section 15.5(a).
“Effective Date” shall mean the date of this Agreement.
“Employee Benefit Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment agreement, change in control, severance agreement or plan, and each other plan, program, fund, or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, or contributed to by Seller, Property Manager, or any of their Affiliates and covers any current or former Employee, or with respect to which Seller, Property Manager, or any of their Affiliates has any liability with respect to any current or former Employee, including, without limitation, the Union Benefit Plans and the Multiemployer Pension Plans.
“Employees” shall mean all individuals who are employed by the Property Manager on a full-time or part-time basis at, or with respect to, the Property.
“Environmental Laws” shall mean any Applicable Laws which regulate or control (i) Hazardous Materials, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Materials or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and (H) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” shall have the meaning assigned thereto in Section 2.2(a)(i).
“Excluded Assets” shall have the meaning assigned thereto in Section 2.1(c).
“Executive Order” shall have the meaning assigned thereto in Section 3.1(g)(i).
“Existing Lease” shall have the meaning assigned thereto in Section 10.8.

“Existing Management Agreement” shall mean that certain Property Management Agreement, dated April 21, 2011, by and between Seller and Property Manager, as amended, modified and/or supplemented from time to time.
“Existing Mortgage” shall have the meaning set forth on Exhibit B attached hereto.
“Fixed Rents” shall have the meaning assigned thereto in Section 10.1(a).
“Fixtures” shall mean all equipment, fixtures and appliances of whatever nature which are (i) affixed to the Building and (ii) either owned by Seller or leased by Seller under the Ground Lease.
“Free Rent Credit” shall mean an amount determined in accordance with Schedule 10.11 attached hereto.
“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
“Ground Lease” shall have the meaning assigned thereto in Section 3.2(f).

“Ground Lease Required Estoppel” shall have the meaning assigned thereto in Section 3.6.

“Ground Lease Long Form Estoppel” shall have the meaning assigned thereto in Section 3.6.

“Ground Lessor” shall mean 1140 Sixth Avenue LLC, and its successors and assigns.

“Hazardous Materials” shall have the meaning assigned thereto in subparagraph 7.3(b)(i).

        “Identified Pre-Closing Additional Rent” shall have the meaning assigned thereto in Section 10.1(a).

“Indemnification Claim” shall have the meaning assigned thereto in Section 11.4.
“Indemnified Party” shall have the meaning assigned thereto in Section 11.4.

“Indemnifying Party” shall have the meaning assigned thereto in Section 11.4.
“IRS” shall mean the Internal Revenue Service.
“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 15.3(c).
“Landlord Work” shall have the meaning assigned thereto in Section 3.4(h).
“Leasing Costs” shall mean, with respect to a particular Space Lease, all costs and expenses incurred or paid, or required to be incurred or paid, for (a) improvements, equipment, painting, decorating, partitioning and other items or work to satisfy the initial construction obligations of the landlord under such Space Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing) (i.e., so-called “landlord’s work” obligations), (b) “tenant allowances” in lieu of, as reimbursements for or in addition to, the foregoing items and (c) leasing commissions and brokerage commissions due in connection with any Space Lease, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Space Lease or any other agreement relating to such Space Lease. Leasing Costs shall not include any obligation with respect to free rent periods under the Space Leases, provided that Buyer shall be entitled to receive the Free Rent Credit in accordance with Section 10.11.
“Losses” shall have the meaning assigned thereto in Section 11.1.
“Material Casualty” shall mean any damage to the Property or any portion thereof by fire or other casualty that, in the reasonable judgment of an independent third party selected by Seller and approved by Buyer, may be expected to cost in excess of ten percent (10%) of the Purchase Price to repair.
“Material Condemnation” shall mean (1) a taking of the Property or more than five percent (5%) thereof or (2) a taking that permanently affects access to the Property.
“Monetary Encumbrance” shall have the meaning assigned thereto in Section 8.3(a).
“Multiemployer Pension Plan” shall mean the Central Pension Fund of the International Union of Operating Engineers and Participating Employers.
“National Service Contracts” shall mean any Contract to which Seller, an Affiliate of Seller and/or the Property Manager is a party and which provides for services not only to the Asset, but also to any Affiliate of Seller or other properties owned, leased or managed by Seller, Property Manager and/or their respective Affiliates.
“New Contract” shall have the meaning assigned thereto in Section 3.4(b).
“New Lease” shall have the meaning assigned thereto in Section 10.8.

“Non-Bargaining Unit Employees” shall mean all individuals employed by Property Manager on a full-time or part-time basis, at or with respect to, the Property.
“Percentage Rent” shall have the meaning assigned thereto in Section 10.1(a).
“Permitted Exceptions” shall mean, subject in all cases to Section 8.3, all of the following: (i) the matters set forth in the Title Commitment or the Survey or any matters disclosed on any updated title reports or updates to the Survey received prior to the Effective Date except for those matters listed on Schedule 8.2 attached hereto, (ii) the Ground Lease, the Space Leases, the Contracts or any New Contract entered into after the Effective Date in accordance with the terms of this Agreement, (iii) liens for current real estate taxes and special assessments which are not yet due and payable, (iv) standard exclusions from coverage contained in the title jacket of the form of title insurance policies, (v) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts which a survey of the Property or an update of the Survey would disclose or which are not shown on the public records, (vi) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge due after the Closing and charges for sewer, water, electricity, telephone, cable television or gas, (vii) rights of vendors and holders of security interests on personal property installed on the Property by tenants and rights of tenants to remove fixtures at the expiration of the term of the Space Leases of such tenants, (viii) any title exception which is approved, deemed approved or waived by Buyer pursuant to Section 8.3(b), (ix) right of tenants under the Space Leases and any Space Lease entered into after the Effective Date in accordance with the terms of this Agreement, (x) [Intentionally Omitted], (xi) any exceptions placed of record by Buyer or its employees, or its agents or representatives, provided that such agents or representatives were acting on behalf of Buyer, (xii) such other exceptions that do not adversely affect the use of the Property and that the Title Company shall commit to insure over without any additional cost to Buyer, whether such insurance is made available in consideration from Seller of payment, bonding, indemnity of Seller or otherwise, (xiii) mechanics’ liens arising by or through the tenants under the Space Leases affecting the Property, (xiv) covenants, restrictions and utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and/or other fixtures and facilities in, over, under and upon the Property; provided, that, in the case of any of the foregoing items set forth in this subclause (xiv) that shall not be of record, the same do not adversely affect the present use of the Property, (xv) laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Property currently or hereinafter imposed by any governmental or quasi-governmental body or authority, and (xvi) any other matter that, pursuant to this Agreement, is deemed a Permitted Exception.
“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.
“Personal Property” shall have the meaning assigned thereto in Section 2.1(b)(ii).
“Post-Effective Date Voluntary Encumbrance” shall have the meaning assigned thereto in Section 8.3(a).

“Pre-Closing Tax Collection Remedies” shall have the meaning assigned thereto in Section 10.1(a).
“Property” shall have the meaning assigned thereto in “Background” paragraph A.
“Property Manager” shall mean Equity Office Management, L.L.C., a Delaware limited liability company.
“Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).
“Recognition Agreement” shall mean, with respect to any sublease, license or other occupancy agreement under any Space Lease, an agreement to the effect that if the applicable Space Lease terminates during the term of such sublease, license or other occupancy agreement for any reason other than by reason of the occurrence of a fire or other casualty, or a condemnation, or the exercise by the tenant under such Space Lease of such tenant’s right to terminate the applicable Space Lease in accordance with the express terms of such Space Lease, then (i) Seller shall not evict such subtenant, licensee or other occupant, disturb such subtenant’s, licensee’s or other occupant’s possession or terminate or disturb such subtenant’s, licensee’s or other occupant’s occupancy of the space that such sublease, license or other occupancy agreement demises, and shall recognize such subtenant, licensee or other occupant as the direct tenant of Seller, subject to and in accordance with the terms and conditions of such agreement, and (ii) such subtenant, licensee or other occupant shall recognize Seller as such subtenant’s direct landlord, subject to and in accordance with the terms and conditions of such agreement.
“Records” shall have the meaning assigned thereto in Section 15.25.
“Releasees” shall have the meaning assigned thereto in Section 7.4.
“Rents” shall have the meaning assigned thereto in Section 10.1(a).
“Reporting Person” shall have the meaning assigned thereto in Section 15.3(c).
“Required Tenant Estoppels” shall mean a Tenant Estoppel from tenants leasing at least seventy-five percent (75%) of the Tenant Occupied Square Footage of the Property.
“SD Letters of Credit” shall have the meaning assigned thereto in Section 10.1(a).
“SEC” shall have the meaning assigned thereto in Section 15.3(a).
“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.
“Seller Estoppels” shall have the meaning assigned thereto in Section 3.5(b).
“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.
“Seller’s Actual Reimbursable Tenant Expenses” shall have the meaning assigned thereto in Section 10.1(c).

“Seller’s Actual Tenant Reimbursements” shall have the meaning assigned thereto in Section 10.1(c).
“Seller’s Knowledge” shall mean the actual knowledge of Seller based upon the actual knowledge of John Conley or Mark Smith with respect to the Asset, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of such Person. The named individual shall have no personal liability by virtue of such person’s inclusion in this definition.
“Seller’s Reconciliation Statement” shall have the meaning assigned thereto in Section 10.1(c).
“Seller’s Leasing Costs” shall have the meaning assigned thereto in Section 10.8.
“Space Leases” shall have the meaning assigned thereto in Section 3.2(b).
“Surety Period” shall have the meaning assigned thereto in Section 14.4.
“Survey” shall mean that certain ALTA survey of the Land, dated June 30, 1971, last updated April 28, 2015, and prepared by Roland K. Link.
“Taxes” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupation, property (including, personal, real, tangible and intangible property taxes), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not.
“Tenant Dispute” shall have the meaning assigned thereto in Section 3.2(o).
“Tenant Estoppel” shall have the meaning assigned thereto in Section 3.5(a).
“Tenant Occupied Square Footage” shall mean the total square footage of the Property occupied by tenants under any Space Lease as of the applicable time.
“Tenant Notices” shall have the meaning assigned thereto in Section 6.1(a)(iv).
“Title Commitment” shall mean that certain owner’s title commitment issued by the Title Company, Commitment Number 3115-00190, with an effective date of March 30, 2015, updated as of January 19, 2016.
“Title Company” shall Chicago Title Insurance Company, on a co-lead and co-insurance basis with First American Title Insurance Company.

“Title Policy” shall mean an ALTA owner’s title insurance policy without any endorsements issued by the Title Company insuring Buyer’s title to the Property, subject only to the Permitted Exceptions in an amount equal to the Purchase Price.
“Transaction” shall have the meaning assigned thereto in Section 3.1(b).
“Transferred Employees” shall have the meaning assigned thereto in Section 14.1(b).
“Union” shall mean the International Union of Operating Engineers, AFL-CIO, Local 94-94A, and its permitted successors and assigns.
“Union Agreement” shall mean (i) that certain Master Agreement, between the Realty Advisory Board on Labor Relations, Inc. and the Union, as assented to by Seller on September 4, 2015, and any successor agreement, and (ii) that certain Participation Agreement, dated as of December 1, 2015, between the Union and Manager, and any successor agreement.
“Union Benefit Plans” shall mean all employee benefit plans provided for in the Union Agreement.
“Violations” shall mean all violations of Applicable Law relating to the Property now or hereafter issued or noted, including any open building permits.
“Voluntary Encumbrance” shall mean with respect to the Property, title exceptions affecting the Property that are consented to in writing or entered into in writing by Seller through the execution by Seller of one or more instruments creating or granting such title exceptions; provided, however, that the term “Voluntary Encumbrances” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b) any title exception created pursuant to a Space Lease by a tenant thereunder; (c) any title exceptions that are approved, waived or deemed to have been approved or waived by Buyer or that are created in accordance with the provisions of this Agreement; and (d) any title exceptions which, pursuant to a Space Lease for the Property or otherwise, are to be discharged by a tenant or occupant of the Property.
“WARN Act” shall mean the Worker’s Adjustment and Retraining Notification Act of 1988, and any similar Applicable Law.
“Waterfall” shall have the meaning assigned thereto in Section 3.4(c).
ARTICLE II
SALE, PURCHASE PRICE AND CLOSING
SECTION 2.1.      Sale of Asset.
(a)    On the Closing Date and pursuant to the terms, and subject to the conditions, set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, Seller’s right, title and interest in the Asset.

(b)    The transfer of the Asset to Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, “Asset-Related Property” shall mean all of Seller’s right, title and interest in and to the following:
(i)    all easements, covenants and other rights appurtenant to the Property and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Property and to the center line thereof;
(ii)    all furniture, fixtures, equipment and other personal property which are (x) owned by Seller as of the date of this Agreement or on the Closing Date, (y) located in, or affixed to, the Building or the Property and (z) used in connection with the operation of the Property (collectively, the “Personal Property”);
(iii)    to the extent they may be transferred to Buyer under Applicable Law without consent, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated;
(iv)    to the extent assignable to Buyer without consent, all warranties, if any, issued to Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property;
(v)    all Space Leases and all security and escrow deposits held by Seller in connection therewith, and all intangible property relating to the Property in Seller’s possession;
(vi)    all Assumed Contracts; and
(vii)    all books and records, tenant files, tenant lists and tenant marketing information relating to the Property.
(c)    Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by the parties hereto that the following items are expressly excluded from the Asset to be sold to Buyer (collectively, the “Excluded Assets”):
(i)    Cash. All cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership, operation or management of the Property or with respect to the Existing Mortgage;
(ii)    Third Party Property. Any fixtures, personal property, equipment, trademarks or other intellectual property or other assets which are owned by (A) the supplier or vendor under any Contract, (B) the tenant under any Space Lease, (C) the Property Manager or (D) Ground Lessor;
(iii)    Insurance Claims; Declaration. Subject to the terms of Section 9.2(a), any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date, whether or not such insurance proceeds have been paid in full or in part as of the Closing Date;
(iv)    Additional Reserved Assets. Any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller), the internal books and records of Seller relating, for example, to contributions and distributions prior to the Closing, any software, the names “Blackstone”, “EOP”, “Equity Office” and “Equity Office Properties”, and any derivations thereof, and any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any Governmental Authority or other third party with respect to any improvement, subdivision or development obligations concerning the Property or any other real property, and any other intangible property that is not used exclusively in connection with the Property.
(v)    Specified Equipment and Furniture. The equipment set forth on Schedule 2.1(c)(v).
SECTION 2.2.      Purchase Price.
(a)    The consideration to be paid by Buyer to Seller for the purchase of the Asset shall be an amount equal to ONE HUNDRED EIGHTY MILLION and No/100 Dollars ($180,000,000.00) (the “Purchase Price”), and shall be paid by Buyer to Seller on the Closing Date as follows:
(viii)    Simultaneously with the execution of this Agreement, Buyer shall deliver to Chicago Title Insurance Company, as escrow agent (in such capacity, “Escrow Agent”), cash in an amount equal to EIGHTEEN MILLION and No/100 Dollars ($18,000,000.00) of the Purchase Price (together with all accrued interest thereon, the “Earnest Money”) in immediately available funds by wire transfer to the Earnest Money Escrow Account. The Earnest Money shall be non-refundable to Buyer, except as expressly provided in this Agreement. If the Earnest Money is not deposited by Buyer as and when due and payable hereunder, Seller shall have the right in Seller’s sole and absolute discretion to terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder, except for those that expressly survive the termination of this Agreement.
(ix)    At the Closing, Buyer shall deposit with Escrow Agent, by wire transfer of immediately available funds, an amount equal to (A) the Purchase Price, subject to the adjustments as specifically provided hereunder, minus (B) the Earnest Money.
(b)        Upon delivery by Buyer to Escrow Agent, the Earnest Money will be deposited by Escrow Agent in the Earnest Money Escrow Account, and shall be held in escrow in accordance with the provisions of Section 15.5. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, Buyer shall receive a credit against the Purchase Price for such interest in accordance with the terms of this Agreement.

(c)    No adjustment shall be made to the Purchase Price, except as explicitly set forth in this Agreement.
SECTION 2.3.      The Closing.
(a)    The closing of the sale and purchase of the Asset (the “Closing”) shall take place on May 17, 2016 (the “Closing Date”); provided, however, that (i) Seller shall have the right, from time to time, to adjourn the Closing one or more times not to exceed ninety (90) days in the aggregate with all other adjournment rights of Seller permitted under this Agreement, and (ii) Purchaser shall be entitled to one (1) adjournment of the Closing Date for a period of up to thirty (30) days, which adjournment shall be made upon (x) written notice to Seller delivered to Seller at least two (2) Business Days prior to the then scheduled Closing Date and (y) simultaneous delivery to Escrow Agent of an amount equal to NINE MILLION and No/100 Dollars ($9,000,000.00) (the “Additional Earnest Money”) in immediately available funds by wire transfer to the Earnest Money Escrow Account. Upon such delivery, the Additional Earnest Money shall be deemed a portion of the Earnest Money for all purposes of this Agreement. TIME SHALL BE OF THE ESSENCE WITH RESPECT TO BUYER’S OBLIGATIONS UNDER THIS AGREEMENT (except as set forth in clause (ii) of the previous sentence).
(b)    The Closing shall be held on the Closing Date at 12:00 P.M. (Eastern Standard Time) at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP; provided, that, if Seller and Buyer elect to complete the Closing through mutually acceptable escrow arrangements, there shall be no requirement that Seller and Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered to Escrow Agent, unless the parties hereto mutually agree otherwise. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the Closing; provided, that such instructions are consistent with, and merely supplement, this Agreement and shall not in any way modify, amend or supersede this Agreement.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER
SECTION 3.1.      General Seller Representations and Warranties. Subject to the information disclosed in the Asset File, Seller hereby represents and warrants to Buyer as follows as of the Effective Date:
(d)    Formation; Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.
(e)    Power and Authority. Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (collectively, the “Transaction”). The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Seller and constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).
(f)    No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority is required to be obtained or made in connection with the execution, delivery and performance of this Agreement by Seller or any of Seller’s obligations in connection with the Transaction, except as shown on Schedule 3.1(c).
(g)    No Conflicts. Seller’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller is a party in its individual capacity, or (iii) violate any Applicable Law relating to Seller or its assets or properties.
(h)    Foreign Person. Seller, or if Seller is a disregarded entity for U.S. federal income tax purposes the owner of Seller which is not a disregarded entity for U.S. federal income tax purposes, is not a “foreign person” as defined in Section 1445 of the Code and the Treasury regulations thereunder.
(i)    Bankruptcy. Seller is not a debtor under any bankruptcy proceedings, voluntary or involuntary, and has not made an assignment for the benefit of its creditors.
(j)    Anti-Terrorism Laws.
(i)    None of Seller or, to Seller’s Knowledge, its Affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).
(ii)    None of Seller or, to Seller’s Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(iii)    Neither Seller, nor any Person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List.

(k)    Seller is not an “employee benefit plan” as defined in ERISA, whether or not subject to ERISA, or a “plan” as defined in Section 4975 of the Code and none of Seller’s assets constitutes (or is deemed to constitute for purposes of ERISA or Section 4975 of the Code) “plan assets” for purposes of 29 CFR Section 2510.3-101, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code.
SECTION 3.2.      Representations and Warranties of Seller as to the Asset. Subject to the information disclosed in the Asset File and matters set forth on the Title Commitment, Seller hereby represents and warrants to Buyer as follows as of the Effective Date:
(c)    Contracts.   Schedule 3.2(a) sets forth a correct and complete list of the Contracts in effect as of the date hereof, and the Contracts have not been modified or amended except as described on Schedule 3.2(a). Seller has delivered or made available to Buyer true, correct and complete copies of the Contracts in all material respects. Seller has not given or received any written notice of default under any of the Contracts that has not been cured or rescinded.
(d)    Space Leases. The leases listed on Schedule 3.2(b-1) (the “Space Leases”), (i) constitute all the leases, licenses and occupancy agreements relating to the Property under which Seller is the holder of the landlord’s interest, (ii) have not been modified or amended except as described on Schedule 3.2(b-1), (iii) contain the entire agreement between the relevant landlord and the tenants named therein, and (iv) are in full force and effect. True, correct and complete copies of the Space Leases have been made available to Buyer. Schedule 3.2(b-2) is a true, correct and complete list of all Leasing Costs currently outstanding with respect to the Space Leases (including all outstanding tenant allowances and Landlord Work costs). Schedule 10.1 is a true, correct and complete list of all security deposits (whether in the form of cash, letter of credit or otherwise) held by Seller under the Space Leases. Schedule 3.2(b-2) is a true, correct and complete list of all outstanding tenant allowances and Landlord Work costs that has not been completed in respect of the Space Leases. Except as set forth on Schedule 3.2(b-3), to Seller’s Knowledge, none of the tenants under the Space Leases are currently in monetary or non-monetary default beyond the expiration of applicable notice and cure periods thereunder. Seller has not given or received any written notice of default under any Space Lease that has not been cured or rescinded.
(e)    Brokerage Commissions. There are no unpaid brokerage commissions or finders’ fees currently due and payable by Seller with respect to the current or any renewal term of any of the Space Leases other than those set forth on Schedule 3.2(c).
(f)    Condemnation. Seller has not received written notice of any pending or threatened condemnation proceedings affecting the Property, and, to Seller’s Knowledge, there are no pending or threatened condemnation or eminent domain proceedings affecting the Property.
(g)    Litigation.  Except as set forth on Schedule 3.2(e), (i) there are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller, which, if determined adversely, would adversely affect the ability of Seller to perform its obligations hereunder and (ii) to Seller’s Knowledge, there are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or threatened in writing with respect to the Property or the Ground Lease. Seller is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would adversely affect the Property, Seller’s leasehold interest under the Ground Lease or the ability of Seller to perform its obligations hereunder.
(h)    Ground Lease Matters.
(i)    The ground lease described on Exhibit C attached hereto (the “Ground Lease”) (x) is a true, correct and complete list of the documents comprising the Ground Lease, (y) has not been modified or amended except as may be described on Exhibit C attached hereto, and (z) contains the entire agreement between Ground Lessor and Seller, as the ground lessee under the Ground Lease.
(ii)     Seller has made a copy of the Ground Lease available to Buyer, which copy is true, correct and complete.
(iii)    The Ground Lease is in full force and effect, except as enforceability may be limited by the laws of bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity, whether in a proceeding in equity or at law.
(iv)    No written notice of default under the Ground Lease has been sent or received by Seller with respect to a default which remains uncured under the Ground Lease, and, to Seller’s Knowledge, neither Seller nor Ground Lessor is in material default under the Ground Lease.
(v)    There are no unpaid brokerage commissions or finders’ fees payable by Seller with respect to the Ground Lease.
(i)    Employees and Employee Benefit Plans.
(iv)    All Employees are employees of the Property Manager, and Seller does not have any employees and does not sponsor, contribute to or have any liability under any Employee Benefit Plan.
(v)    Except as set forth on Schedule 3.2(g)(ii), there are no Collective Bargaining Agreements binding on the Seller, Property Manager, the Building Service Subcontractor or any of the Seller-Related Entities with respect to the Employees.
(vi)    Except as set forth on Schedule 3.2(g)(iii), none of the Employees of the Seller, Property Manager, the Building Service Subcontractor or any of the Seller-Related Entities is represented by a labor union, and, to the Seller’s Knowledge, no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative related to operations at the Property.

(vii)    There is no organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any employees of the Seller, Property Manager, the Building Service Subcontractor or any of the Seller-Related Entities with respect to the employees, and no demand for recognition of any employees of the Seller, Property Manager, the Building Service Subcontractor or any of the Seller-Related Entities has been made by or on behalf of any labor organization or trade union with respect to the employees related to operations at the Property.
(viii)    There is no pending or, to the Seller’s Knowledge, threatened employee strike, work stoppage, slowdown, picketing or material labor dispute (collectively, “Labor Disputes”) with respect to any employees of the Seller, Property Manager, the Building Service Subcontractor or any of the Seller-Related Entities related to operations at the Property and there have been no such Labor Disputes since February 1, 2015 related to operations at the Property.
(ix)    Seller, Property Manager, or any of the Seller-Related Entities have paid or made provision for payment to Employees of all salaries, wages, and vacation pay that are or were payable through the Closing Date, are in compliance in all material respects with (A) all federal and state laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar taxes (except for non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect), including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Uniformed Services Employment and Reemployment Rights Act, and any and all similar applicable state and local laws; (B) all material applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable regulations and orders thereunder; and (C) are not engaged in any unfair employment practice and there are no pending grievances or labor arbitrations pursuant to the Union Agreement.
(j)    Recognition Agreements. Except as set forth in the Title Commitment, Seller has not entered into any Recognition Agreements other than those Recognition Agreements listed on Schedule 3.2(h) and a true, correct and complete copy of the Recognition Agreements have been made available to Buyer.
(k)    Brokerage Agreements. The brokerage agreements listed on Schedule 3.2(i) (the “Brokerage Agreements”) are the only brokerage, leasing agency or similar agreements with respect to the leasing of portions of the Asset entered into or assumed by Seller, and, to Seller’s Knowledge, there are no other brokerage agreements binding on Seller.
(l)    Tax Reduction Proceedings. Other than as set forth on Schedule 12.1, Seller has not commenced and there are not pending, any tax assessment reduction or tax certiorari proceedings with respect to the Property.

(m)    Insurance. Attached hereto as Schedule 3.2(k) are true, correct and complete copies of the insurance certificates describing the insurance coverage maintained by Seller in connection with the Asset as of the Effective Date.
(n)    Purchase Options. Except for this Agreement, Seller has not entered into any written agreement or assumed in writing any written agreement granting another party a right or option to purchase the Asset or any portion thereof (including, without limitation, any right of first refusal or other similar right), and to Seller’ Knowledge, there are no Persons with a right or option to purchase the Asset.
(o)    Environmental Matters. Seller has not received any written notice from any governmental or regulatory authority of a violation of any applicable Environmental Laws, which have not been corrected.
(p)    Arrearages. Except as disclosed on Schedule 3.2(n), no tenants under any Space Leases are in arrears in the payment of fixed rent or operating and tax escalations, or to Seller’s Knowledge, any other additional rent.
(q)    Tenant Disputes. Seller has not received written notice from any tenant that it is disputing Seller’s calculation of the base year amounts of real estate taxes or reimbursable operating expenses used for calculating such tenant’s escalation payments (a “Tenant Dispute”) and, to Seller’s actual knowledge, no tenant has advised or notified Seller of its intention to do so.
SECTION 3.3.      Amendments to Schedules; Limitations on, and Survival of, Representations and Warranties of Seller.
(a)    Seller shall have the right to amend and supplement the representations and warranties contained in this Agreement from time to time prior to the Closing by providing a written copy of such amendment or supplement to Buyer; provided, however, that any such amendment or supplement shall have no effect for the purposes of determining whether Section 5.2(a) has been satisfied, but shall have effect only for the purposes of limiting the defense and indemnification obligations of Seller following the Closing as provided for hereunder for the inaccuracy or untruth of the applicable representations and/or warranties qualified by such amendment or supplement. The foregoing sentence shall not limit any rights and remedies which Buyer may be entitled to under Section 13.2 hereof.
(b)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties of Seller contained in this Agreement are subject to the following additional limitations: (i) if any of the representations and warranties relating to the Space Leases or Contracts set forth in Section 3.2 and the status of the tenants or contract parties thereunder (other than Seller or its Affiliates), as applicable, were true and correct in all material respects as of the Effective Date, no change in circumstances or status of any such tenants or contract parties (e.g., defaults, bankruptcies, below market status or other adverse matters relating to such tenants or contract parties, as applicable, or a party’s exercise following the Effective Date of any contractual termination rights not caused by the actions of Seller), as applicable, occurring after the Effective Date shall permit Buyer to terminate this Agreement or constitute grounds for Buyer’s failure to close or otherwise constitute a breach of such representation or warranty by Seller; (ii) to the extent that Seller has delivered or made available to Buyer (or to any Buyer-Related Entity) any Space Lease, Contract or other information with respect to the Property at any time prior to the date hereof, and such Space Lease, Contract or other information contains provisions inconsistent with any of such representations and warranties, as applicable, then such representations and warranties shall be deemed modified to conform to such provisions, and Buyer shall be deemed to have knowledge thereof, and (iii) Seller shall not be deemed in breach of its representations and warranties contained in Section 3.2(a) if Seller does not require Buyer to assume the Contract(s) which violate(s) such representations and warranties.
(c)    The representations and warranties of Seller contained in this Agreement and any Closing Document shall survive for a period of six (6) months after the Closing. No action or proceeding thereon shall be valid or enforceable, whether at law or in equity, if a legal proceeding is not commenced on or before the date which is six (6) months following the Closing Date.
SECTION 3.4.      Covenants of Seller Prior to Closing.
(a)    From the Effective Date until the Closing or earlier termination of this Agreement, Seller or Seller’s agents shall:
(i)    Operation.  Operate and maintain the Property substantially in accordance with Seller’s past practices with respect to the Property, except that Seller shall not make any capital or other repairs, improvements or replacements to the Property without Buyer’s consent, which consent may be withheld in Buyer’s sole discretion, other than (1) as required pursuant to Section 3.4(g), (2) to the extent reasonably necessary in order to protect the Property or persons in the event of an emergency as set forth in clause (b) below, or (3) to maintain the Property in the ordinary course of business. From and after the Effective Date, Seller shall not request an increase to the staffing level of the Union Employees without the Buyer’s consent, which consent may be withheld in Buyer’s sole discretion, except to the extent such increase in the staffing level of the Union Employees is required by an local, state or federal law or is required in connection with any work to be performed in accordance with clauses (1), (2) and (3) of this paragraph (i).
(ii)    Litigation; Violations. Advise Buyer promptly of any commenced or threatened litigation, arbitration proceeding of which Seller has received written notice or of which Seller has actual knowledge or administrative hearing (including condemnation) before any governmental agency that affects the Asset, the Ground Lease, the operation of the Property or that could adversely affect the Seller’s ability to consummate the Transaction. Deliver to Buyer promptly after receipt thereof copies of any written notices of Violations or other written notices regarding the Asset or the Seller’s leasehold interest under the Ground Lease received by Seller.
(iii)    Defaults. Advise Buyer promptly of any written notices of default received by Seller under any Space Lease following the Effective Date. Advise Buyer promptly of any notices of default received by Seller under the Ground Lease following the Effective Date.

(iv)    Insurance. Keep the Property insured against fire and other hazards in such amounts and under such terms as are substantially consistent with Seller’s existing insurance program identified on Schedule 3.2(k).
(v)    Performance Under Space Leases. Perform, or cause its agents to perform, in all material respects, all obligations of landlord or lessor under the Space Leases. Use commercially reasonable efforts to enforce tenants’ material obligations under the Space Leases.
(vi)    Taxes, Charges, etc. Continue to pay or cause to be paid all Taxes and water and sewer charges with respect to the Property in the ordinary course of business.
(b)    New Contracts.  From the Effective Date until the Closing or earlier termination of this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not enter into any third party contract, equipment lease or other material agreement affecting the Property (any such contract, a “New Contract”); provided, that Seller may enter into a New Contract without Buyer’s consent if such contract (i) is necessary as a result of an emergency at the Property or (ii) (A) does not require the payment of more than One Hundred Fifty Thousand Dollars ($150,000.00) in any calendar year, (B) is terminable on thirty (30) days’ notice or less without penalty and (C) is entered into in the course of customary maintenance and/or repairs at the Property. If Seller enters into a New Contract after the Effective Date, then Seller shall promptly provide written notice and a copy thereof to Buyer and, unless such contract required Buyer’s approval pursuant to this paragraph and such approval was not obtained, (w) Buyer shall assume such contract at the Closing, (x) the schedule of contracts attached to the Assignment of Contracts shall be so modified, (y) such contract shall be deemed added to Schedule 3.2(a) and (z) Schedule 3.2(a) shall be deemed amended at the Closing to include such contracts. If a New Contract requires Buyer’s approval pursuant to this paragraph and Buyer does not object within five (5) days after receipt of a copy of such contract together with a written request for such approval, then Buyer shall be deemed to have approved such contract. This Section 3.4(b) shall have no application to any successor agreement to the Union Agreement.
(c)    New Space Leases.  From the Effective Date until the Closing or earlier termination of this Agreement, without the prior consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion, Seller shall not execute any new lease or amend, terminate or accept the early surrender of any existing tenancies, except that Seller is authorized to accept the termination of Space Leases at the end of their existing term or execute amendments memorializing extensions of any Spaces Lease or other matters required by the express terms of any Space Lease. If Seller enters into any lease after the Effective Date, then unless such lease required Buyer’s approval pursuant to this paragraph, and such approval was not obtained, (w) Buyer shall assume such lease at Closing, (x) the schedule of Space Leases attached to the Assignment of Leases shall be so modified, (y) such lease shall be deemed added to Schedule 3.2(b) and (z) Schedule 3.2(b) shall be deemed amended at the Closing to include such lease. In addition to the foregoing, any change to the proposed amendment (the “Waterfall Amendment”) to the Space Lease with Waterfall Asset Management, LLC (“Waterfall”) that has been heretofore delivered to Buyer, shall require the consent of Buyer, which consent shall be not be unreasonably withheld, delayed or conditioned and Buyer shall receive a credit against the Purchase Price for (I) an amount equal to the Leasing Costs set forth in the Waterfall Amendment and (II) an amount equal to 115% of the cost to complete any Landlord Work set forth in the Waterfall Amendment, provided that any amounts credited to Buyer as provided for in clause (II) shall not be duplicative of any amounts credited to Buyer pursuant to Section 3.4(g) hereof.
(d)    Existing Management Agreement. Seller shall terminate the Existing Management Agreement affecting the Property with respect to the Property at or prior to the Closing. All termination fees and any other costs and expenses relating to such termination shall be the responsibility solely of Seller, and Buyer shall not have any responsibility or liability thereunder.
(e)    Ground Lease Covenants. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall:
(i)    Without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole and absolute discretion, not agree to modify or amend the Ground Lease, except to the extent required by a Governmental Authority; and
(ii)    Advise Buyer promptly of any notices of default received by Seller under the Ground Lease following the Effective Date.
(f)    Excluded Assets. Nothing in this Section 3.4 shall restrict Seller’s rights with respect to any Excluded Asset or give Buyer any approval, consent or other rights with respect thereto.
(g)    Landlord Work. Seller shall use commercially reasonable efforts to perform any construction work or repairs required to be completed by the Landlord pursuant to a Space Lease (collectively, “Landlord Work”) on or prior to the Closing; provided, that, the completion of Landlord Work shall not be a condition precedent to Buyer’s obligations to close on the acquisition of the Asset on the Closing Date in accordance with the terms of this Agreement. To the extent Landlord Work and any common area repair work that is set forth on Schedule 3.2(b-2) (such work, “Common Area Work”) is not completed by or prior to the Closing, (i) Seller shall provide Buyer at the Closing with reasonable evidence of the remaining work to be completed, amounts that remain to be paid under any contract for Landlord Work or Common Area Work and amounts that have been paid under any such contract(s) or otherwise prior to the Closing, (ii) Seller shall assign the contract(s), if any, for any such Landlord Work or Common Area Work to Buyer at the Closing, (iii) Buyer shall assume at the Closing the obligations under any such contract(s) to complete such Landlord Work or Common Area Work, and (iv) in such event, Buyer shall receive a credit to the Purchase Price in an amount equal to one hundred fifteen (115%) of the cost to complete the Landlord Work and Common Area Work as of the Closing Date as evidenced by documentation reasonably acceptable to Buyer.
(h)    Liens. Seller shall not enter into any mortgage, deed of trust or pledge of any portion of the Asset or that encumbers any portion of the Asset unless cured in accordance with Section 8.3.

(i)    Fixtures. Seller shall not transfer or remove any Fixtures from the Property except for the purpose of repair or replacement thereof. Any Fixtures being replaced after the date hereof shall be replaced by Fixtures of substantially similar quality to the Fixtures being replaced.
(j)    Tenant Disputes. If following the Effective Date any tenant commences a Tenant Dispute, then (x) Seller shall not settle any such Tenant Dispute without Buyer’s approval, not to be unreasonably withheld or delayed, and (y) Seller shall provide Buyer with  information regarding the status of the Tenant Dispute as Buyer shall reasonably request.
(k)    Seller shall provide Buyer with notice of its desire to undertake any action requiring Buyer’s consent pursuant to Section 3.4. Buyer shall have five (5) days after delivery of such notice to consent or object to such proposed action. If Buyer does not so object within such five-day period, then Buyer shall be deemed to have consented to such action and waived any right to object to same.
SECTION 3.5.      Tenant Estoppels.
(a)    Within fifteen (15) days after the Effective Date, Seller shall prepare and deliver to all tenants under the Space Leases an estoppel certificate in the form of Exhibit D attached hereto (the “Tenant Estoppel”) or such other form as the applicable tenant is permitted to deliver under its Space Lease, and request each such tenant to execute and deliver the Tenant Estoppel to Seller. Seller shall use commercially reasonable efforts to obtain the Tenant Estoppels executed by all tenants under the Space Leases, but shall have no obligation to expend any money or incur any other liability, provide any financial accommodations or other concessions, commence any litigation or other proceedings in connection with such efforts or declare any tenants in default. Other than as set forth in Section 3.5(b), (i) the receipt of any Tenant Estoppel shall not be a condition to Buyer’s obligation to close and (ii) the non-receipt of any Tenant Estoppel or any matter raised in any Tenant Estoppel shall not constitute grounds to refuse to close.
(b)    Required Tenant Estoppels. Buyer shall have no right to object (and the closing condition set forth in Section 5.2(e) shall be deemed to have been satisfied) if Seller delivers to Buyer a Tenant Estoppel which is substantially in the form of Exhibit D attached hereto or such other form as the applicable tenant is permitted to deliver under its Space Lease (subject to (i) non-material modification thereof, (ii) the applicable tenant making note of items which constitute Permitted Exceptions or items which Seller otherwise agrees to discharge prior to the Closing, (iii) modifications thereof to conform the same to the applicable Space Lease or other information delivered to Buyer prior to the Effective Date, (iv) the applicable tenant referencing a general condition statement such as “we reserve all rights” (or words of similar import) or limiting its statements “to tenant’s knowledge” (or words of similar import), (v) the applicable tenant making an assertion that there are amounts due from Seller to such tenant allocable to periods prior to the Closing and which, under the terms of this Agreement, Seller has agreed to pay or give a credit to Buyer on or before the Closing, (vi) provided that the applicable tenant does not allege a default or failure to perform a landlord obligation under the applicable Space Lease, such tenant alleging a failure of the landlord to keep the Property, building systems or other improvements or equipment in good order and repair, and/or (vii) such tenant referencing tenant defaults or breaches or other matters described in Section 3.3(b) or otherwise known by Buyer). For avoidance of doubt, if a tenant is required or permitted under the terms of its Space Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit D, then Buyer shall accept any modifications made to such form of estoppel certificate to the extent that such modifications to the form are consistent with the minimum requirements set forth in the applicable Space Lease (it being understood by Buyer that a tenant shall not be required to make any certifications not specifically enumerated in the estoppel requirements of the applicable Space Lease even if such Space Lease requires the tenant to certify to any additional items “reasonably requested”). In addition, Buyer shall only be entitled to object to a Tenant Estoppel if a tenant shall claim or state in a Tenant Estoppel (v) that the fixed rent under the applicable Space Lease is an amount that is less than the fixed rent set forth in the applicable Space Lease made available to Buyer by at least two percent (2%), (w) that there exists a material default by Seller as landlord under the applicable Space Lease, which material default can be cured by the expenditure of money, (x) facts that, if true, would constitute a material misrepresentation or default by Seller under this Agreement, (y) that base year amounts for additional rent (including, without limitation, taxes and/or operating expenses) were inaccurately calculated and as a result of any such inaccurate calculation the adverse impact to any Space Lease equals or exceeds, or is reasonably likely to equal or exceed, the Basket Limitation in the aggregate or (z) that the list of documents comprising the applicable Space Lease includes one or more documents that were not made available to Buyer, which document(s) materially increase the applicable tenant’s rights or materially reduces such tenant’s obligations from those set forth in the applicable Space Lease made available to Buyer. Buyer’s closing condition as set forth in this subparagraph shall be deemed satisfied and irrevocably waived by Buyer if the Required Tenant Estoppels have been delivered to Buyer at any time after the Effective Date and Buyer does not object in a written notice to Seller specifying Buyer’s objections to the form of a Tenant Estoppel within three (3) Business Days after receipt thereof of such Tenant Estoppel. Notwithstanding anything to the contrary, if Seller is unable to obtain the Required Tenant Estoppels as of the Closing Date, then to satisfy such condition, but for not more than fifteen percent (15%) of the Tenant Occupied Square Footage of the Property as of the Closing Date, Seller may (but shall not be obligated to) deliver certificates executed by Seller in the form attached as Exhibit E hereto (the “Seller Estoppels”), which shall be dated as of the Closing Date. In addition, Seller shall be released from any liability with respect to any Seller Estoppel upon the delivery to Buyer of an executed Tenant Estoppel from such tenant for which Seller has delivered such Seller Estoppel. Other than as set forth in this Section 3.5(b) and in Section 5.2(e), the receipt of any Tenant Estoppel or any matter raised in any Tenant Estoppel shall not be a condition to Buyer’s obligation to close and shall not constitute grounds to refuse to close. Seller’s failure to deliver the Required Tenant Estoppels shall not constitute a default by Seller, but shall only constitute a failure of a condition precedent to Buyer’s obligations to close the Transaction and shall be grounds for Buyer’s refusal to close the Transaction.
SECTION 3.6.      Ground Lease Estoppel Certificates. Seller shall obtain, and within fifteen (15) days after the Effective Date request, an estoppel certificate from Ground Lessor substantially in the form attached hereto as Exhibit N-1 (the “Ground Lease Required Estoppel”); provided, however, that Seller shall not be obligated to expend any money or incur any costs or, subject to the terms hereof, incur any liability or commence any litigation in order to obtain a Ground Lease Required Estoppel. Upon receipt of the Ground Lease Required Estoppel from Ground

Lessor, Seller shall request, and use commercially reasonable efforts to obtain, an additional estoppel certificate from Ground Lessor in the form attached hereto as Exhibit N-2 or a commercially reasonable form provided by Buyer’s lender (the “Ground Lease Long Form Estoppel”); provided, however, that (i) Seller shall not be obligated to expend any money or incur any costs or incur any liability or commence any litigation in order to obtain a Ground Lease Long Form Estoppel and (ii) the failure of Seller to obtain Ground Lease Long Form Estoppel shall not constitute a breach or default on Seller’s part under this Agreement. Buyer’s receipt of a Ground Lease Long Form Estoppel shall not be a condition to Closing and Seller’s failure to obtain the same shall not limit or otherwise affect Buyer’s obligations under this Agreement.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
SECTION 4.1.      Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows as of the Effective Date:
(r)    Formation; Existence. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.
(s)    Power; Authority. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement, the purchase of the Asset and the consummation of the Transaction have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).
(t)    No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement by Buyer or any of Buyer’s obligations in connection with the Transaction.
(u)    No Conflicts. Buyer’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party in its individual capacity or (iii) violate any Applicable Law relating to Buyer or its assets or properties.
(v)    Bankruptcy. Buyer is not a debtor under any bankruptcy proceedings, voluntary or involuntary, and has not made an assignment for the benefit of its creditors.

(w)    Anti-Terrorism Laws.
(i)    None of Buyer or, to Buyer’s knowledge, its Affiliates, is in violation of the Anti-Money Laundering and Anti-Terrorism Laws.
(ii)    None of Buyer or, to Buyer’s knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(iii)    Neither Buyer, nor any Person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
(x)    Plan Assets. Buyer is not an “employee benefit plan” as defined in ERISA, whether or not subject to ERISA, or a “plan” as defined in Section 4975 of the Code and none of Buyer’s assets constitutes (or is deemed to constitute for purposes of ERISA or Section 4975 of the Code) “plan assets” for purposes of 29 CFR Section 2510.3-101, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code.
SECTION 4.2.      Assumed Contracts.
(d)    Assumed Contracts. Buyer shall assume as of the Closing all of the Contracts other than the Existing Management Agreement, any Employee Benefit Plans and any National Service Contracts (the “Assumed Contracts”). Seller shall terminate the Existing Management Agreement as of the Closing.
(e)    National Service Contracts. National Service Contracts shall not be assigned by Seller and shall not be assumed by Buyer. On or prior to Closing, Seller shall terminate any National Service Contracts as it relates to the operation of the Property.
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
SECTION 5.1.      Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transfer of the Asset to Buyer on the Closing Date is subject to the satisfaction (or waiver in writing by Seller) as of the Closing of the following conditions:

(f)    each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;
(g)    Buyer shall have performed, or complied in all material respects with, each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing;
(h)    no order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset;
(i)    No action, suit or other proceeding shall be pending which shall have been brought by a Person to restrain or prohibit the transfer of the Asset;
(j)    Seller shall have received all of the documents required to be delivered by Buyer under Section 6.1; and
(k)    Seller shall have received the Purchase Price in accordance with Section 2.2 and all other amounts due to Seller hereunder.
SECTION 5.2.      Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to purchase and pay for the Asset on the Closing Date is subject to the satisfaction (or waiver in writing by Buyer) as of the Closing of the following conditions:
(l)    Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date, subject to any changes thereto permitted pursuant to Section 3.3(a), and except for any modifications or inaccuracies thereof that arise from either (i) events or circumstances that occur from and after, or exist following, the date hereof and are outside of the reasonable control of Seller (exclusive of the representations contained in Sections 3.1, 3.2(f)(iii), 3.2(f)(v) and 3.2(l), which representations shall remain true and correct from the Effective Date through the Closing) or (ii) any act taken by Seller, or an omission made by Seller, in either case that does not violate the terms of this Agreement.
(m)    Seller shall have performed, or complied in all material respects with, each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing;
(n)    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of the Transaction;

(o)    Seller’s interest in the Property shall be delivered to Buyer in the manner required under Section 8.1;
(p)    Buyer shall have received the Required Tenant Estoppels pursuant to Section 3.5(b); and
(q)    Buyer shall have received all of the documents required to be delivered by Seller under Section 6.2.
SECTION 5.3.      Waiver of Conditions Precedent. The occurrence of the Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions precedent to Closing set forth in Section 5.1 and Section 5.2, as the case may be, which are not satisfied as of the Closing.
ARTICLE VI
CLOSING DELIVERIES
SECTION 6.1.      Buyer Closing Deliveries. Buyer shall deliver the following documents to Escrow Agent on or before the Closing Date:
(r)    With respect to the Asset:
(i)    an assignment and assumption of Seller’s interest in the Ground Lease in the form attached hereto as Exhibit F (the “Assignment of Ground Lease”), duly executed by Buyer and acknowledged on behalf of Buyer;
(ii)    an assignment and assumption of Seller’s interest in the Space Leases (the “Assignment of Leases”), duly executed by Buyer, in substantially the form of Exhibit G attached hereto;
(iii)    an assignment and assumption of Seller’s interest in the Assumed Contracts (the “Assignment of Contracts”), duly executed by Buyer, in substantially the form of Exhibit H attached hereto;
(iv)    a notice letter to each tenant at the Property (collectively, “Tenant Notices”), duly executed by Buyer, in substantially the form of Exhibit I attached hereto; and
(v)    an assignment of Seller’s interest in licenses, permits, warranties and intangibles with respect to the Property, to the extent assignable (but excluding any Excluded Assets) (the “Assignment of Licenses, Permits, Warranties and General Intangibles”), duly executed by Buyer, in substantially the form of Exhibit J attached hereto.
(s)    With respect to the Transaction:

(i)    all transfer tax returns to the extent required by Applicable Law in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the Transaction, in each case, as prepared by Seller and Buyer and duly executed by Buyer;
(ii)    a closing statement prepared and approved by Seller and Buyer, consistent with the terms of this Agreement (the “Closing Statement”), duly executed by Buyer; and
(iii)    a certificate dated as of the Closing Date stating that all the representations and warranties set forth in Section 4.1 of this Agreement are true and correct in all material respects as of the Closing Date. The certificate required under this subclause (iii) shall specifically provide that each representation or warranty described therein is subject to the limitations applicable to representations and warranties made by Buyer under this Agreement.
SECTION 6.2.      Seller Closing Deliveries. Seller shall deliver the following documents to Escrow Agent on or before the Closing Date:
(c)    With respect to the Asset:
(i)    the Assignment of Ground Lease, duly executed by Seller and acknowledged on behalf of Seller;
(ii)    the Assignment of Leases, duly executed by Seller;
(iii)    a bill of sale, duly executed by Seller in substantially the form of Exhibit K attached hereto, relating to all fixtures, chattels, equipment and articles of Personal Property owned by Seller which are currently located upon or attached to the Property and used solely in connection with the operation of the Property (but not including items owned or leased by the tenants of the Property or the Property Manager or which are leased by Seller or any Excluded Assets);
(iv)    the Assignment of Contracts, duly executed by Seller;
(v)    the Tenant Notices, prepared and duly executed by Seller;
(vi)    an affidavit that Seller, or if Seller is a disregarded entity for U.S. federal income tax purposes the owner of Seller which is not a disregarded entity for U.S. federal tax purposes, is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit L attached hereto;
(vii)    the Assignment of Licenses, Permits, Warranties and General Intangibles, duly executed by Seller;

(viii)    to the extent in Seller’s possession, an original or copies of the Ground Lease, which delivery may be satisfied by delivery of the on-site property management office at the Property;
(ix)    to the extent in Seller’s possession, an original or copies of the Space Leases referred to in the Assignment of Leases, which delivery may be satisfied by delivery of the on-site property management office at the Property;
(x)    a title affidavit substantially in the form annexed hereto as Exhibit M (the “Title Affidavit”), if required pursuant to Section 8.5 hereof;
(xi)    all keys to the Property;
(xii)    all security deposits under the Space Leases then held by Seller; and
(xiii)    a form 1099-S Statement for Recipient of Proceeds from Real Estate Transaction duly executed by Seller.
Seller shall be deemed to have delivered the items set forth in Section 6.2(a)(viii), (ix), (xi) and (xii) if the same are left in the Property management office on the Closing Date, or, to the extent Seller has only a copy (instead of any original) of a given document in its possession, if Seller has previously delivered or made available to Buyer a copy of such document prior to the Closing Date.
(d)    With respect to the Transaction:
(iii)    all transfer tax returns to the extent required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the Transaction, in each case, as prepared by Seller and Buyer and duly executed by Seller;
(iv)    the Closing Statement, duly executed by Seller;
(v)    the Required Tenant Estoppels and, to the extent permitted by this Agreement, the Seller Certificates (if any);
(vi)    the Ground Lease Required Estoppel, and if Seller receives the Ground Lease Long Form Estoppel, it shall provide same to Buyer; and
(vii)    a certificate dated as of the Closing Date stating that all the representations and warranties set forth in Section 3.1 and Section 3.2 of this Agreement are true and correct in all material respects as of the Closing Date, except as otherwise set forth in such certificate subject to Section 5.2(a) of this Agreement. The certificate required under this subclause (v) shall specifically provide that each representation or warranty described therein is subject to the limitations applicable to representations and warranties made by Seller under this Agreement.

SECTION 6.3.      Cooperation. In the event any Asset-Related Property is not assignable (such as a letter of credit that is not transferable), Seller shall use commercially reasonable efforts after the Closing to provide Buyer, at no cost to Seller, with the economic benefits of such property by enforcing such property (at Buyer’s direction) for the benefit and at the expense of Buyer. The provisions of this Section 6.3 shall survive the Closing.
ARTICLE VII
ACCESS; RELEASE
SECTION 7.1.      Right of Inspection. From and after the Effective Date and through the Closing or earlier termination of this Agreement, Buyer and its agents, attorneys, advisors and consultants shall have the right (collectively, “Buyer’s Agents”), upon reasonable prior written notice to Seller (which shall in any event be at least twenty-four (24) hours in advance) and at Buyer’s sole cost, risk and expense, to access and inspect the Property during normal business hours on Business Days; provided, that any such inspection shall not impede the normal day‑to‑day business operation of the Property; provided, further, that Seller shall be entitled to accompany Buyer and Buyer’s Agents, as applicable, on such access. Notwithstanding the foregoing, Buyer shall not have the right to contact any tenants or other occupants or do any testing of the Property without the prior written consent of Seller, in each case which may be granted or withheld in Seller’s sole discretion, and Seller shall be entitled to accompany Buyer and Buyer’s Agents, as applicable, on any such permitted contact and testing. Buyer’s rights set forth in this paragraph shall be subject to the rights of tenants under the Space Leases. Prior to any such access, Buyer shall deliver to Seller certificates reasonably satisfactory to Seller evidencing that Buyer and/or Buyer’s Agents, as applicable, carry and maintain such general liability insurance policies with such companies and in such scope and amounts reasonably acceptable to Seller, in all cases naming each of Seller and Ground Lessor as an additional insured and loss payee thereunder. Buyer hereby indemnifies and agrees to defend and hold Seller, the Seller-Related Entities (as defined below) and Ground Lessor harmless from and against any Losses to the extent arising out of, resulting from, relating to or in connection with, (i) damage to property or injury to persons arising from any such inspection by Buyer and/or Buyer’s Agents and (ii) any breach of the provisions of this Section 7.1. Notwithstanding anything to the contrary contained herein, the rights granted to Buyer under this Section 7.1 are a courtesy to Buyer, and Buyer shall have no right to terminate this Agreement, nor shall any of its rights be increased or obligations decreased, as a result of any fact or circumstance discovered by such access. The provisions of this Section 7.1 shall survive the Closing or earlier termination of this Agreement.
SECTION 7.2.      DISCLAIMER. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE ASSET IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR

ANY FAILURE TO INVESTIGATE THE ASSET, NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS OR OTHER INFORMATION PERTAINING TO THE ASSET OR THE OPERATION THEREOF, FURNISHED BY SELLER, ITS REPRESENTATIVES OR OTHER PERSONS ACTING ON SELLER’S BEHALF, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.
SECTION 7.3.      EXAMINATION; NO CONTINGENCIES.
(a)    IN ENTERING INTO THIS AGREEMENT, BUYER HAS NOT BEEN INDUCED BY, AND HAS NOT RELIED UPON, ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, ANY PARTNER OF SELLER OR ANY AFFILIATE, AGENT, EMPLOYEE OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING, OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE ASSET, THE CONDITION OF THE ASSET OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTION, OTHER THAN THOSE REPRESENTATIONS, WARRANTIES AND STATEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER’S OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY CONTINGENCIES, DILIGENCE OR CONDITIONS, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN AND/OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE ASSET OR THE CONDITION OF THE ASSET. BUYER AGREES THAT THE ASSET WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSET, AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, THE TRANSACTION IS WITHOUT STATUTORY, EXPRESS OR IMPLIED WARRANTY, REPRESENTATION, AGREEMENT, STATEMENT OR EXPRESSION OF OPINION OF, OR WITH RESPECT TO, THE CONDITION OF THE ASSET OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, (I) ANY AND ALL STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES RELATED TO THE SUITABILITY FOR HABITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (II) ANY STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE, BY ANY DESCRIPTION OF THE ASSET OR BY OPERATION OF LAW AND (III) ALL OTHER STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES BY SELLER WHATSOEVER. BUYER ACKNOWLEDGES THAT BUYER HAS KNOWLEDGE AND

EXPERTISE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE BUYER TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION.
(b)    FOR PURPOSES OF THIS AGREEMENT, THE TERM “CONDITION OF THE ASSET” MEANS THE FOLLOWING MATTERS:
(viii)    PHYSICAL CONDITION OF THE PROPERTY. THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTY; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING AND IRRIGATION OF, OR WITH RESPECT TO, THE PROPERTY, THE LOCATION OF THE PROPERTY IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE OR OTHER SPECIAL AREA; THE EXISTENCE, LOCATION OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIAL, DANGEROUS OR TOXIC SUBSTANCE, MATERIAL OR WASTE, IN, ON, UNDER OR ABOUT THE PROPERTY AND THE IMPROVEMENTS LOCATED THEREON. “HAZARDOUS MATERIAL(S)” MEANS (A) THOSE SUBSTANCES INCLUDED WITHIN THE DEFINITIONS OF ANY ONE OR MORE OF THE TERMS “HAZARDOUS SUBSTANCES,” “TOXIC POLLUTANTS”, “HAZARDOUS MATERIALS”, “TOXIC SUBSTANCES” AND “HAZARDOUS WASTE” IN THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, 42 U.S.C. § 9601 ET SEQ. (AS AMENDED), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, 49 U.S.C. SECTIONS 1801 ET SEQ., THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 AS AMENDED, 42 U.S.C. SECTION 6901 ET SEQ., SECTION 311 OF THE CLEAN WATER ACT, 15 U.S.C. § 2601 ET SEQ., 33 U.S.C. § 1251 ET SEQ., 42 U.S.C. 7401 ET SEQ., THE TOXIC SUBSTANCES CONTROL ACT, 15 U.S.C. § 2601 ET SEQ, AND THE REGULATIONS AND PUBLICATIONS ISSUED UNDER ANY SUCH LAWS, (B) PETROLEUM, RADON GAS, LEAD-BASED PAINT, ASBESTOS OR ASBESTOS-CONTAINING MATERIAL AND POLYCHLORINATED BIPHENYLS AND (C) MOLD OR WATER CONDITIONS WHICH MAY EXIST AT THE PROPERTY OR OTHER SUBSTANCES, WASTES OR MATERIALS LISTED OR DEFINED BY ANY STATE OR LOCAL STATUTES, REGULATIONS OR ORDINANCES PERTAINING TO THE PROTECTION OF HUMAN HEALTH AND/OR THE ENVIRONMENT.

(ix)    ADEQUACY OF THE ASSET. THE ECONOMIC FEASIBILITY, CASH FLOW AND EXPENSES OF THE ASSET AND HABITABILITY, MERCHANTABILITY, FITNESS, SUITABILITY AND ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR USE OR PURPOSE.
(x)    LEGAL COMPLIANCE OF THE ASSET. THE COMPLIANCE OR NON-COMPLIANCE OF SELLER, THE OPERATION OF THE ASSET OR ANY PART THEREOF IN ACCORDANCE WITH, AND THE CONTENTS OF, (A) ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES ASSERTING JURISDICTION OVER THE ASSET, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, HANDICAP ACCESS, LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, HAZARDOUS MATERIALS, DANGEROUS AND/OR TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE ASSET THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO ORDER A CLEAN UP OF THE ASSET UNDER ANY APPLICABLE LAW AND (B) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, GROUND LEASES, BUILDING RULES AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR AFFECTING THE USE, MANAGEMENT, AND/OR OPERATION OF THE ASSET.
(xi)    MATTERS DISCLOSED IN THE AGREEMENT AND THE ASSET FILE. THOSE MATTERS REFERRED TO IN THIS AGREEMENT AND THE MATTERS DISCLOSED IN THE ASSET FILE.
(xii)    INSURANCE. THE AVAILABILITY, COST, TERMS AND COVERAGE OF LIABILITY, HAZARD, COMPREHENSIVE AND ANY OTHER INSURANCE OF, OR WITH RESPECT TO, THE ASSET.
(xiii)    CONDITION OF TITLE. SUBJECT TO SECTION 8.3, THE CONDITION OF TITLE TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, VESTING, LEGAL DESCRIPTION, MATTERS AFFECTING TITLE, TITLE DEFECTS, LIENS, ENCUMBRANCES, BOUNDARIES, ENCROACHMENTS, MINERAL RIGHTS, OPTIONS, EASEMENTS, AND ACCESS; VIOLATIONS OF RESTRICTIVE COVENANTS, ZONING ORDINANCES, SETBACK LINES, OR DEVELOPMENT AGREEMENTS; THE AVAILABILITY, COST AND COVERAGE OF TITLE INSURANCE; LEASES, RENTAL AGREEMENTS, OCCUPANCY AGREEMENTS, RIGHTS OF PARTIES IN POSSESSION OF, USING, OR OCCUPYING, THE PROPERTY; AND STANDBY FEES, TAXES, BONDS AND ASSESSMENTS.
SECTION 7.4.      RELEASE.

(a)    BUYER HEREBY AGREES THAT SELLER AND EACH OF SELLER’S PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES, RELATED ENTITIES AND HEIRS, SUCCESSORS AND ASSIGNS OF THE FOREGOING PARTIES (COLLECTIVELY, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF, OR IN ANY WAY BE CONNECTED WITH, THE ASSET OR THE PROPERTY INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE ASSET, THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (A) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE PROPERTY, REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY, (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE ASSET, (C) ANY AND ALL MATTERS RELATED TO THE ASSET OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE ASSET AND EACH PART THEREOF, (D) ANY AND ALL MATTERS RELATED TO THE CURRENT OR FUTURE ZONING OR USE OF THE PROPERTY, AND (E) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT THE PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE RELEASEES BE RELEASED FROM ANY CLAIMS ARISING PURSUANT TO THE PROVISIONS OF THIS AGREEMENT OR SELLER’S OBLIGATIONS, IF ANY, UNDER THE CLOSING DOCUMENTS, SUBJECT TO THE LIMITATIONS SET FORTH HEREIN AND THEREIN. BUYER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO, A PRIVATE RIGHT OF ACTION UNDER THE FEDERAL SUPERFUND LAWS, 42 U.S.C. SECTIONS 9601 ET SEQ., THE RESOURCE CONSERVATION AND RECOVERY ACT, 42 U.S.C. § 6901 ET SEQ., THE FEDERAL WATER POLLUTION CONTROL ACT, 33 U.S.C. § 2601 ET SEQ., THE TOXIC SUBSTANCES CONTROL ACT, 15 U.S.C. § 2601 ET SEQ., THE CLEAN WATER ACT, 33 U.S.C. § 1251 ET SEQ., THE CLEAN AIR ACT, 42 U.S.C. § 7401 ET SEQ., THE HAZARDOUS MATERIALS TRANSPORTATION ACT, 49 U.S.C. § 1801 ET SEQ., THE OCCUPATIONAL SAFETY AND HEALTH ACT, 29 U.S.C. § 651 ET SEQ., AND SIMILAR STATE AND LOCAL ENVIRONMENTAL LAWS (AS SUCH LAWS AND STATUTES MAY BE AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME) OR ANY APPLICABLE LAWS WHICH REGULATE OR CONTROL HAZARDOUS MATERIALS,

POLLUTION, CONTAMINATION, NOISE, RADIATION, WATER, SOIL, SEDIMENT, AIR OR OTHER ENVIRONMENTAL MEDIA, OR AN ACTUAL OR POTENTIAL SPILL, LEAK, EMISSION, DISCHARGE, RELEASE OR DISPOSAL OF ANY HAZARDOUS MATERIALS OR OTHER MATERIALS, SUBSTANCES OR WASTE INTO WATER, SOIL, SEDIMENT, AIR OR ANY OTHER ENVIRONMENTAL MEDIA, DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES IN CONNECTION WITH ANY CLAIMS DESCRIBED ABOVE.TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN CLAIMS, DEBTS AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY BUYER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER.
(b)    THE RELEASE SET FORTH IN SECTION 7.4 SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.
(c)    SELLER HAS GIVEN BUYER MATERIAL CONCESSIONS REGARDING THE TRANSACTION IN EXCHANGE FOR BUYER AGREEING TO THE PROVISIONS OF THIS SECTION 7.4. THE PROVISIONS OF THIS SECTION 7.4 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.
ARTICLE VIII
TITLE AND PERMITTED EXCEPTIONS
SECTION 8.1.      Title Insurance and Survey. Seller’s interest in the Property shall be sold and is to be conveyed, and Buyer agrees to purchase Seller’s interest in the Property, subject only to the Permitted Exceptions. Title insurance for Buyer and that of its lenders shall be purchased from the Chicago Title Insurance Company (“Chicago”), as “lead” title insurer, with First American Title Insurance Company (“First Am”), as co-insurer with Chicago, with 25% of the aggregate premiums for all owner and lender title policies purchased paid to Chicago and 75% of the aggregate of premiums for all owner and lender title policies purchased paid to First Am; provided that Buyer may allocate a portion of the aggregate premiums for all owner and lender title policies being paid to First Am to a nationally recognized title insurance company that is reputable and licensed in the State of New York.

SECTION 8.2.      Title Commitment; Survey. Except as expressly set forth in Section 8.3(a) or on Schedule 8.2 attached hereto, all title exceptions and matters set forth in the Title Commitment and on the Survey shall be deemed Permitted Exceptions and are hereby approved by Buyer. Buyer is solely responsible for obtaining any updated title commitments, surveys or any other title related matters Buyer desires with respect to the Property. Buyer shall direct the Title Company to deliver a copy of any update to the Title Commitment simultaneously with its delivery of the same to Buyer. At the Closing, Buyer shall purchase each of the Title Policy and any lender’s policy of title insurance, as applicable, from the Title Company.
SECTION 8.3.      Certain Exceptions to Title; Inability to Convey.
(d)    In the event Seller is unable to convey its interest in the Property subject only to the Permitted Exceptions, and Buyer has not, within five (5) Business Days from the receipt of any update to the Title Commitment, given notice to Seller that Buyer is willing to waive objection to each title exception which is not a Permitted Exception, Buyer may elect, as its sole and exclusive remedy therefore, to either (i) terminate this Agreement by giving written notice to Seller and Escrow Agent, in which event the Earnest Money shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder, except for those obligations which expressly survive the termination of this Agreement, or (ii) waive such title objections, in which event such title objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Seller may elect (but, subject to this Section 8.3(a), shall not be obligated) to remove or cause to be removed, at its expense, any title matters which are not Permitted Exceptions, and shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days in the aggregate with all other adjournment rights of Seller permitted under this Agreement) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of such title matter. Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated at the Closing to cause the release or discharge of (x) any Voluntary Encumbrance created, consented to or affirmatively permitted by Seller on or after the Effective Date (each, a “Post-Effective Date Voluntary Encumbrance”), (y) subject to the terms of Section 8.6, the Existing Mortgage and, (z) any lien or other title exception encumbering the Property that is not a Permitted Exception and that may be removed by the payment of a sum of money (each such lien or other title exception described in this clause (z), a “Monetary Encumbrance”); provided, that Seller shall not be obligated to spend more than Five Hundred Thousand Dollars ($500,000) in the aggregate with respect to any Monetary Encumbrances (the items described in clauses (x) through (z) of this Section 8.3 are collectively referred to herein as “Required Removal Items”). If a Post-Effective Date Voluntary Encumbrance or Monetary Encumbrance is bonded over by, or on behalf of, Seller or others at or prior to the Closing, or if Seller escrows sufficient funds with the Title Company such that the Title Company omits the applicable Post-Effective Date Voluntary Encumbrance or Monetary Encumbrance (as the case may be) from the Title Policy, then Seller shall be deemed to have caused the release of such Post-Effective Date Voluntary Encumbrance or Monetary Encumbrance (as the case may be). The parties acknowledge and agree that Seller shall have the right to apply, or cause Escrow Agent to apply, all or any portion of the Purchase Price to cause the release of any Required Removal Items. If Seller fails to remove, or cause to be removed, any Required Removal Item, then Buyer shall have the right to terminate this Agreement by giving written notice to Seller and

Escrow Agent in which event the Earnest Money shall be returned to Buyer and Seller shall reimburse Buyer for the costs theretofore reasonably incurred by Buyer (including, without limitation, financing costs, and the cost of performing title examinations and survey) in connection with this Agreement within ten (10) business days after the date that Buyer submits to Seller a reasonably detailed invoice therefor (provided that such liability shall not exceed One Hundred Eighty Thousand Dollars ($180,000.00) in the aggregate) at which time this Agreement shall be terminated and of no further force and effect except for the provisions which explicitly survive such termination.
(e)    Except as expressly set forth in Section 8.3(a), nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Buyer have any right of action against Seller, at law or in equity, for Seller’s inability to convey its interest in the Property subject only to the Permitted Exceptions.
(f)    Buyer agrees to purchase Seller’s interest in the Property subject to any and all Violations, now or hereafter noted, or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property. The parties agree that the foregoing shall be deemed “Permitted Exceptions” for the purposes of this Agreement. Seller shall have no duty to remove or comply with or repair any condition, matter or thing whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations (and shall have no duty to remove or close any open building permits), or other conditions, and Buyer shall accept the Property subject to all such Violations (and any open building permits), the existence of any conditions at the Property which would give rise to such Violations (and any open building permits), if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price; provided, however, that Seller shall be responsible for, and obligated to pay, any and all penalties, interest or fines imposed on or before the Closing in connection with any Violations or other condition or state of repair or disrepair whether or not noted, which, if noted, would result in a Violation being placed on the Property (but specifically excluding, without limitation, any such penalties, interest or fines resulting from Violations or other condition or state of repair or disrepair caused by any acts or omissions of any tenant or other occupancy of the Property).
SECTION 8.4.      Buyer’s Right to Accept Title.
(a)    Notwithstanding the foregoing provisions of this Article VIII, Buyer may, by notice given to Seller at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to clause (i) of Section 8.3(a), elect to accept such title as Seller can convey, notwithstanding the existence of any title exceptions which are not Permitted Exceptions. In such event, this Agreement shall remain in effect and the parties shall proceed to the Closing, but, subject to this Section 8.4(a), Buyer shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions. At Closing, Buyer shall receive a credit against the Purchase Price for any Monetary Encumbrance in an amount equal to the lesser of (i) the amount necessary to discharge such title exceptions that are not Permitted Exceptions and (ii) Five Hundred Thousand Dollars ($500,000), less any amounts incurred by Seller in connection with its obligations to remove such Monetary Encumbrance.
(b)    Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require; provided that (i) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (ii) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of such request.
SECTION 8.5.      Cooperation. In connection with obtaining the Title Policy, Buyer and Seller, as applicable, and to the extent requested by the Title Company, shall deliver to the Title Company (a) evidence sufficient to establish (i) the legal existence of Buyer and Seller and (ii) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, and (b) a certificate of good standing of Seller. In addition, Seller will deliver to the Title Company at Closing, if and to the extent requested by Title Company, the Title Affidavit.
SECTION 8.6.      Existing Mortgage. Seller shall use commercially reasonable efforts to assign the Existing Mortgage and the lien related thereto to Buyer’s financing provider and Buyer shall be responsible for one half (1/2) of all reasonably attorney’s fees and other costs incurred or charged by the existing lender in connection with such assignment. In connection with the assignment of the Existing Mortgage, Buyer shall be required to deliver a Section 275 affidavit at Closing. In the event of any such assignment, Seller shall receive a credit at Closing in an amount equal to 50% of the resulting mortgage recording tax savings. Notwithstanding the foregoing, in no event shall the assignment of the Existing Mortgage be a condition to Buyer’s obligation to close and the failure to obtain an assignment of the Existing Mortgage shall not entitle Buyer to terminate this Agreement or delay the Closing.
ARTICLE IX
TRANSACTION COSTS; RISK OF LOSS
SECTION 9.1.      Transaction Costs.
(c)    Buyer and Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Asset. At the Closing, Seller shall pay or cause to be paid (i) all New York State Transfer Tax in accordance with Article 31 of New York State Tax Law and all New York City Real Property Transfer Taxes in accordance with Title 11, Chapter 21 of the New York City Administrative Code and (ii) one-half (1/2) of all escrow charges. At Closing, Buyer shall pay (i) all costs for the Title Policy (including premiums, endorsements, search costs, update charges and other title charges) other than the costs associated with the Title Commitment and the costs in connection with discharging any encumbrances which are the obligation of Seller hereunder, (ii) one-half (1/2) of all escrow charges, (iii) Buyer’s cost to obtain a new survey or to update the Survey, and (iv) all fees, costs or expenses in connection with Buyer’s due diligence reviews and analyses hereunder. Any other closing costs shall be allocated in accordance with local custom. Seller and

Buyer shall pay their respective shares of prorations as hereinafter provided. Except as otherwise expressly provided in this Agreement, each party shall pay the fees of its own attorneys, accountants and other professionals.
(d)    Each party to this Agreement shall indemnify the other party and such party’s successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned Taxes, fees or other charges for which it has assumed responsibility under this Section. The provisions of this Section 9.1 shall survive the Closing or earlier termination of this Agreement.
SECTION 9.2.      Risk of Loss.
(g)    If, on or before the Closing Date, the Property or any portion thereof shall be (x) damaged or destroyed by fire or other casualty or (y) taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify Buyer and, at the Closing, Seller will credit against the Purchase Price payable by Buyer at the Closing an amount equal to the net insurance proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by Seller as a result of such casualty or condemnation, together with a credit for any deductible under such insurance, less any reasonable amounts incurred by Seller to restore the Property in accordance with the terms hereof. If as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Asset (without any credit for such insurance or condemnation proceeds except for a credit for any deductible under such insurance), and Seller, at the Closing, shall assign to Buyer all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.
(h)    Notwithstanding the provisions of Section 9.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation or (iii) the subject of a notice of a Material Condemnation, Buyer shall have the right, exercised by notice to the Seller no more than 30 days after Buyer has received notice of such Material Casualty or actual or pending Material Condemnation (TIME BEING OF THE ESSENCE), to terminate this Agreement, in which event the Earnest Money shall be returned to Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If Buyer fails to timely terminate this Agreement in accordance with this Section 9.2(b), the provisions of Section 9.2(a) shall apply.
(i)    The provisions of this Section 9.2 are intended to supersede those of Section 5-1311 of the General Obligations Law of New York and are hereby deemed to constitute an express agreement to the contrary.

ARTICLE X
ADJUSTMENTS
Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Buyer as of 11:59 P.M. on the day preceding the Closing the “Adjustment Point”), based upon a 365-day year, with Buyer being deemed to be the owner of the Asset during the entire day of the Closing Date and being (a) entitled to receive all operating income of the Asset and (b) obligated to pay all operating expenses of the Asset, in each case with respect to the Closing Date, and the net amount thereof under this Article X shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Buyer’s favor) the Purchase Price payable at the Closing:
SECTION 10.1.      Fixed Rents and Additional Rents.
(j)    All (i) fixed rents (collectively, “Fixed Rents”), (ii) amounts payable under any Space Lease for “percentage rent” or the payment based upon a percentage of the tenant’s business during a specified annual or other period (the “Percentage Rent”), (iii) Additional Rent (as hereinafter defined; together with Fixed Rents and Percentage Rents, collectively, “Rents”), (iv) security deposits (except as hereinafter provided) and (v) other tenant charges, in each case paid or payable to tenants under the Space Leases in connection with such tenants’ occupancy of the Asset, shall be prorated. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods from and after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Space Leases and are not applied or forfeited prior to the Closing) as set forth on Schedule 10.1, to Buyer on the Closing Date. Seller shall also deliver to Buyer any original security deposits that are held in the form of letters of credit (the “SD Letters of Credit”) if the same are transferable, at Buyer’s sole cost (including Buyer’s payment of any third party transfer fees and expenses). If any of the SD Letters of Credit is not transferable, Seller shall request the tenants obligated under such SD Letters of Credit to cause new letters of credit to be issued in favor of Buyer in replacement thereof. In the event any such new letter of credit is not issued in favor of Buyer by the Closing, Buyer shall diligently pursue such replacement after the Closing, and Seller shall take all reasonable action, as directed by Buyer and at Buyer’s sole expense, in connection with the presentment of such SD Letters of Credit for payment as permitted under the terms of the applicable Space Lease. In consideration of Seller’s agreement in the immediately preceding sentence, Buyer shall indemnify, defend and hold Seller harmless from any liability, damage, loss, cost or expense to the extent resulting from an alleged wrongful drawing upon any of the SD Letters of Credit after the Closing. A list of the unapplied tenant security deposits held by Seller under the Space Leases as of the Effective Date is set forth on Schedule 10.1. Rents that are delinquent (or payable but unpaid) as of the Adjustment Point shall not be prorated on such time. Rather, Buyer and Seller shall cause any such delinquent Rent (or payable but unpaid Rent) to be prorated on an if, as, and when collected basis in accordance with the terms of this Section 10.1. At the Closing, Seller shall deliver to Buyer a schedule of all such delinquent or payable but unpaid Rents. Additionally, there shall be no proration of any Rents that a tenant under a Space Lease delivers to either Buyer or Seller and that such tenant has identified, at the time of such delivery, as constituting payment of Additional Rent (including, without limitation) tax or operating expense escalations) for a month or other period prior to the month in which the Closing occurs

(“Identified Pre-Closing Additional Rent”). If Buyer receives any such Identified Pre-Closing Additional Rent, Buyer shall cause such Identified Pre-Closing Additional Rent to be remitted to Seller if, as, and when collected. Buyer shall include all delinquencies (or unpaid amounts) in its normal billing and shall use commercially reasonable efforts to pursue the collection of such past due Rents after the Closing Date (but Buyer shall not be required to institute any litigation in connection with the recovery from tenants of such delinquencies or other unpaid amounts) for a period of six (6) months after the Closing. Any and all Rents collected by Buyer or Seller after the Closing Date from a tenant under a Space Lease (other than Identified Pre-Closing Additional Rent) shall be applied as follows: (x) first to the Rents (or other tenant charge) for the month in which the payment is received, second to any Rents (or other tenant charges) for the month in which the Closing occurs, third, to the Rents (or other tenant charges) owed to Buyer for the period following the month in which the Closing occurs, and fourth, to Rents (or other tenant charges) owed to Seller for the period prior to the month in which the Closing occurs. Buyer may not waive any delinquent (or unpaid) Rents or modify a Space Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent. Seller hereby reserves the right to pursue any remedy for damages against any tenant owing delinquent Rents to Seller (including, without limitation, the prosecution of one or more lawsuits, but shall not be entitled to terminate any Space Lease or any tenant’s right to possession); provided, that, Seller shall not exercise any such remedy for a period of two (2) months after the Closing, except in connection with the recovery from tenants of taxes or assessments relating to any period prior to the Closing Date (the “Pre-Closing Tax Collection Remedies”). Buyer shall reasonably cooperate with Seller, at no material out-of-pocket cost to Buyer, in any collection efforts hereunder, including Seller’s Pre-Closing Tax Collection Remedies, but shall not be required to litigate or declare a default under any Space Lease. With respect to delinquent or other uncollected Rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Asset as of the Closing Date, Seller shall retain all of the rights relating thereto. For the purposes of this provision, the term “Additional Rent” shall mean amounts payable under any Space Lease for (i) so-called common area maintenance or “CAM” charges, and (ii) so‑called “escalation rent” or additional rent based upon increases in real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or insurance or other expenses of the Asset or otherwise and to the extent that a Space Lease provides for base year amounts for operating expenses or taxes, such base year amounts shall be prorated in determining Additional Rent with respect to such Space Lease. As to any Additional Rent in respect of an accounting period that shall have expired prior to the Closing, but which is payable after the Closing, Buyer shall pay the entire amount over to Seller upon Buyer’s receipt thereof. Buyer shall include such Additional Rent delinquencies (or unpaid amounts) in its normal billing and shall use commercially reasonable efforts to pursue the collection of such past due Additional Rent after the Closing Date (but Buyer shall not be required to litigate in connection with the recovery from tenants of such delinquencies or other unpaid amounts). Buyer shall deliver to Seller, upon request from Seller, copies of all statements or other notices relating to Rent for a period prior to Closing that have been theretofore delivered to tenants.
(k)    To the extent that any portion of Percentage Rent is required to be paid monthly by tenants on account of estimated amounts for any calendar year (or, if applicable, any lease year or tax year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year or other applicable accounting period, with the appropriate adjustments being made with such tenants, then such portion of the Percentage Rent shall be prorated between Seller and Buyer as of the Adjustment Point based on such estimated payments actually paid by tenants (i.e., with Seller entitled to retain all monthly or other periodic installments of such amounts paid by tenants with respect to periods prior to the calendar month or other applicable installment period in which the Closing occurs (on a pro-rata basis for any partial months), Seller to pay to Buyer at the Closing all monthly or other periodic installments of such amounts theretofore received by Seller with respect to periods following the calendar month or other applicable installment period in which the Closing occurs, and Seller and Buyer to apportion as of the Adjustment Point all monthly or other periodic installments of such amounts paid by tenants with respect to the calendar month or other applicable installment period in which the Closing occurs). At the time(s) of final calculation and collection from (or refund to) each tenant of the amounts in reconciliation of actual Percentage Rent for a period for which estimated amounts paid by such tenant have been prorated, there shall be a re‑proration between Seller and Buyer. If, with respect to any tenant, the recalculated Percentage Rent exceeds the estimated amount paid by such tenant, upon collection from the tenant, such excess shall be apportioned between Seller and Buyer as of the Adjustment Point in accordance Section 10.1. If, with respect to any tenant, the recalculated Percentage Rent is less than the estimated amount paid by such tenant, such shortfall shall be apportioned between Seller and Buyer as of the Adjustment Point, with Seller paying to Buyer the portion of such shortfall so allocable to Seller.
(l)    In order to enable Buyer to make any year-end reconciliations of tenant reimbursements of Additional Rent for the year in which the Closing takes place after the end thereof, Seller shall determine the amount actually paid or incurred by Seller in connection with the expenses used to calculate the Additional Rent for the portion of the year in which the Closing occurred during which Seller owned the Property (“Seller’s Actual Reimbursable Tenant Expenses”) and the Additional Rent (excluding any Percentage Rent) for such actually paid to Seller by tenants for the portion of the year in which the Closing occurred during which Seller owned the Property (“Seller’s Actual Tenant Reimbursements”). On or before the date that is one hundred sixty (160) days after the end of the year in which the Closing takes place, Seller shall deliver to Buyer a reconciliation statement (“Seller’s Reconciliation Statement”) setting forth (i) Seller’s Actual Reimbursable Tenant Expenses, (ii) Seller’s Actual Tenant Reimbursements, and (iii) a calculation of the difference, if any, between the two (i.e., establishing that Seller’s Actual Reimbursable Tenant Expenses were either more or less than or equal to Seller’s Actual Tenant Reimbursements). Any amount due Seller pursuant to the foregoing calculation (in the event Seller’s Actual Tenant Reimbursements are less than Seller’s Actual Reimbursable Tenant Expenses) or Buyer (in the event Seller’s Actual Tenant Reimbursements are more than Seller’s Actual Reimbursable Tenant Expenses), as the case may be, shall be paid by Buyer to Seller or by Seller to Buyer, as the case may be, within thirty (30) days after delivery of Seller’s Reconciliation Statement to Buyer. If Buyer is paid any such amount by Seller, then Buyer thereafter shall be obligated to promptly remit the applicable portion thereof to the particular tenants entitled thereto. Buyer shall indemnify, defend and hold Seller and the Seller-Related Parties harmless from and against any Losses to the extent arising out of or resulting from Buyer’s failure to remit any amounts actually received from Seller to tenants in accordance with the provisions hereof. If Buyer has directly or indirectly transferred its interest in any part of the Asset to a successor-in-interest or assignee prior to such date, then, on or before the transfer of such interest, Buyer shall (i) in writing expressly obligate such successor-in-interest or assignee to be bound by the provisions of Section 10.1, and (ii) deliver written notice of such transfer to Seller, and thereafter Seller shall make the deliveries specified above with respect to the Property to Buyer’s successor-in-interest or assignee. Seller’s Reconciliation Statement shall be final and binding for purposes of this Agreement.
(m)    Seller shall be responsible for the reconciliation with tenants of Additional Rent and tenant reimbursements thereof for any calendar year prior to the year in which the Closing takes place. If the amount of tenant reimbursements collected by Seller for such prior years is less than the amount of costs paid by Seller for such period in connection with the expenses used to calculate the Additional Rent (or less than the amount that Seller is entitled to recover under the terms of the Space Leases), then Seller shall be entitled to bill such tenants directly and retain any such amounts due from tenants. If the amount of tenant reimbursements collected by Seller for such prior calendar year exceeds the amount of costs paid by Seller with respect to such period (or the amount that Seller is entitled to recover under the terms of the Space Leases), then, to the extent required under the terms of the Space Leases, Seller shall remit such excess amounts to the applicable tenants, and shall indemnify, defend and hold Buyer and the Buyer Related Entities harmless from and against any Losses in connection therewith. In connection with the foregoing, Seller shall be permitted to make and retain copies of all Space Leases and all billings concerning tenant reimbursements for such prior years, and Buyer covenants and agrees to provide Seller with reasonable access to the books and records pertaining to such tenant reimbursements, and to otherwise cooperate with Seller at no material, out-of-pocket cost to Buyer for the purpose of enabling Seller to adequately respond to any claim by tenants for reimbursement of tenant reimbursements previously paid by such tenants. The provisions of this Section 10.1(d) shall survive the Closing.
(n)    Until the earlier to occur of (i) such time as all amounts required to be paid to Seller by Buyer pursuant to Section 10.1 shall have been paid in full and (ii) one (1) year after the Closing Date, Buyer shall furnish to Seller, upon Seller’s request, a reporting of rents which have been collected by Buyer after the Closing with respect to Space Leases with delinquent Rents as of the Closing. Seller shall also have the right from time to time following the Closing, upon reasonable prior notice to Buyer and during ordinary business hours, to review Buyer’s rental records with respect to such Space Leases.
SECTION 10.2.      Taxes and Assessments. All non-delinquent real estate and personal property taxes and assessments with respect to the Asset for the current year shall be prorated between Seller and Buyer as of the Adjustment Point (on the basis of the actual number of days elapsed over the applicable period). Seller shall be responsible for the payment of any real estate and personal property taxes that are delinquent before the Closing. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Asset directly resulting from the sale of the Asset contemplated by this Agreement, any change in use of the Asset or Property on or after the Closing Date, or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Asset or Property are payable in installments, then the installment allocable to the current period shall be prorated (with Buyer being allocated the obligation to pay any installments due on or after the Closing Date).
SECTION 10.3.      Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable by tenants of the Asset pursuant to such tenants’ Space Leases, for which no adjustment shall be made), shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there is a water meter, or meters, on the Asset, Seller agrees that it shall at the Closing furnish a reading of same to a date not more than thirty (30) days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.
SECTION 10.4.      Utility Charges. Buyer shall transfer all utilities at the Property to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date. Seller shall be entitled to recover from the utility company any and all deposits held by any utility company as of the Closing Date. All charges for utilities shall be prorated outside of the escrow contemplated herein within sixty (60) days after the Closing Date.
SECTION 10.5.      Intentionally Omitted.
SECTION 10.6.      Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines or other income‑producing agreements shall be adjusted and prorated between Buyer and Seller as of the Adjustment Point.
SECTION 10.7.      Supplies. Maintenance supplies in unopened containers based on Seller’s actual cost therefor, including sales and/or use tax shall be adjusted and prorated between Buyer and Seller as of the Adjustment Point.
SECTION 10.8.      Leasing Costs. Seller shall be responsible for all Leasing Costs that are payable by reason of (i) the execution of a Space Lease in existence as of the Effective Date (an “Existing Lease”), (ii) the renewal, extension, expansion of, or the exercise of any other option under an Existing Lease entered into prior to the Effective Date, (iii) the Leasing Costs described on Schedule 3.2(b-2) related to Waterfall and (iv) amendments of an Existing Lease entered into prior to the Effective Date, in each case, the Leasing Costs of which are as set forth on Schedule 10.8 attached hereto (all of the foregoing for which Seller is responsible, the “Seller’s Leasing Costs”). If the Closing occurs, Buyer shall be responsible for the payment (or, in the case of any amounts payable prior to Closing, the reimbursement to Seller) of (A) all Leasing Costs that become due and payable (whether before or after Closing) as a result of (1) any Space Lease entered into by Seller with respect to the Property on or after the Effective Date in accordance with the terms of this Agreement (a “New Lease”), (2) amendments entered into during the period from (and including) the Effective Date until the earlier of the Closing or earlier termination of this Agreement, in accordance with this Agreement to renew, extend, expand or otherwise amend Existing Leases or New Leases (other than as set forth in clause (iii) above), (3) any renewals, extensions or expansions of, or the exercise of any other option under, Existing Leases or New Leases exercised by tenants during the period from (and including) the Effective Date until the earlier of the Closing or earlier termination of this Agreement (other than as set forth in clause (iii) above), and (4) notwithstanding anything to the contrary contained herein, all Leasing Costs associated with New Leases or amendments, modifications or renewals of Space Leases on or after the Effective Date that have been approved by Buyer (other than as set forth in clause (iii) above); and (B) all Leasing Costs as a result of renewals, extensions, expansions, or the exercise of any other option, occurring on or after the Closing Date of Existing Leases or New Leases (other than as set forth in clause (iii) above) (all of the foregoing for which Buyer is responsible, the “Buyer’s Leasing Costs”). In addition, except as provided in Section 10.12, Buyer shall assume the economic effect of any “free rent” pertaining to the period from and after the Closing Date. If, as of the Closing Date, Seller shall have paid any Buyer’s Leasing Costs, then Buyer shall reimburse Seller therefor at the Closing. Seller shall pay (or cause to be paid) prior to the Closing or credit Buyer at the Closing (to the extent unpaid), all Seller’s Leasing Costs and, subject to the reimbursement obligations set forth above, Seller shall pay (or cause to be paid) when due all Leasing Costs payable after the Effective Date and prior to the Closing. Unless credited against the Purchase Price as provided in this Section 10.8, Seller shall indemnify, defend and hold Buyer harmless from and against any and all liability, court costs, judgments, claims, damages and expenses (including, without limitation, reasonable attorney’s fees and expenses) arising or resulting in connection with any unpaid Seller’s Leasing Costs and unless reimbursed as provided in this Section 10.8, Buyer shall indemnify, defend and hold Seller harmless from and against any and all liability, court costs, judgments, claims, damages and expenses (including, without limitation, reasonable attorney’s fees and expenses) arising or resulting in connection with any unpaid Buyer’s Leasing Costs.
SECTION 10.9.      Assumed Contracts. Amounts due under the Assumed Contracts, with Buyer to receive a credit at the Closing for any amounts unpaid and attributable for the period prior to the Closing Date and Seller to receive a credit at Closing for any amounts previously paid and attributable to the period on and following the Closing Date.
SECTION 10.10.      Closing Lease Credit. Buyer shall receive a credit from Seller at the Closing for the amount of the Closing Lease Credit, without duplication of other amounts prorated hereunder.
SECTION 10.11.      Free Rent Credit. Buyer shall receive a credit from Seller at the Closing for the amount of the Free Rent Credit, without duplication of other amounts prorated hereunder.
SECTION 10.12.      Employees. Buyer shall not assume, or have any responsibility or liability with respect to, any Employee Benefit Plans except if necessary to comply with Section 14.1(b). Seller or Property Manager shall be responsible for any amounts (including, but not limited to, wages, bonuses, payroll taxes, unemployment contributions, group insurance premiums, employee welfare benefit plan contributions and pension plan contributions) to which any current or former Employee becomes entitled (or which is payable to a third party) as a result of such Employee’s employment by the Seller or Property Manager, as applicable, through the Closing Date. Without duplication of other amounts under Article X, Buyer shall receive a credit for the cost of accrued but unused vacation time and sick leave, determined as of the Closing Date, including payroll taxes and any other amounts due in connection therewith, as of the Closing, for any Transferred Employee, with Buyer assuming the liability for such vacation costs and sick leave as of the Closing (“Benefits Credit”). Except as otherwise provided in this Agreement, Seller and Property Manager shall be and remain solely responsible for payment of any other employee benefits accrued (or Union Benefit Plan Contributions due) in connection with Current and Former Employees with respect to such Employees’ employment by the Seller or Property Manager, as applicable, and Seller shall indemnify, defend and hold Buyer harmless therefrom and from any other liabilities under or relating to any of the Employee Benefit Plans (including any liabilities to Property Manager or its Affiliates) that have accrued through the Closing. The provisions of this Section 10.12 are not intended and shall not confer any benefit or right on any Person other than the parties to this Agreement. The provisions of this Section 10.12 will survive the Closing and will not be deemed merged into any instrument of conveyance delivered at the Closing.
SECTION 10.13.      Other Adjustments. If applicable, the Purchase Price shall be adjusted at the Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned as of the Adjustment Point. Any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan area where the Property is located, shall be prorated, as applicable.
SECTION 10.14.      Re-Adjustment. In the event any prorations or apportionments made under Article X shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. Notwithstanding anything to the contrary set forth herein, all re-prorations contemplated by this Agreement shall be completed within one (1) year after the Closing (subject to extension solely as necessary due to the unavailability of final information, but in no event to exceed two (2) years after Closing). The obligations of Seller and Buyer under this Article X shall survive the Closing for two (2) years.
ARTICLE XI
INDEMNIFICATION
SECTION 11.1.      Indemnification by Seller. From and after the Closing, subject to Sections 3.3, 11.3 and 11.4, Seller shall indemnify and hold Buyer and its Affiliates, and each of their members, partners, shareholders, officers, directors, employees, representatives and agents (collectively, the “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by Buyer and/or any Buyer-Related Entities in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), to the extent arising out of, or resulting from, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document, (b) any breach of any covenant of Seller contained in this Agreement or in any Closing Document that expressly survives the Closing and/or (c) any Employee Benefit Plan, to the extent any such costs, fees, expenses, damages, deficiencies, interest and penalties arise from an event that occurs prior to Closing or from the consummation of this Transaction.
SECTION 11.2.      Indemnification by Buyer. From and after the Closing, subject to Section 11.4, Buyer shall indemnify and hold Seller and its Affiliates, members, partners, shareholders, officers and directors (collectively, the “Seller-Related Entities”) harmless from any and all Losses suffered or incurred by Seller and/or any of the Seller-Related Entities in connection with any Losses to the extent arising out of, or resulting from, (a) any breach of any representation or warranty by Buyer contained in this Agreement or in any Closing Document and/or (b) any breach of any covenant of Buyer contained in this Agreement or in any Closing Document that expressly survives the Closing.
SECTION 11.3.      Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, (a) Seller shall not be required to indemnify Buyer or any Buyer-Related Entities as required under this Agreement or any other liability under this Agreement or in any other instrument delivered at the Closing unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller exceeds the Basket Limitation and, in such event, Buyer shall be entitled to recover all such amounts without regard to the Basket Limitation (i.e., from the first (1st) dollar of such amounts), (b) in no event shall Seller’s aggregate liability for breach or default of any covenant, agreement, indemnity, representation, warranty or other obligation contained in this Agreement or in any document executed by Seller pursuant to this Agreement or in any other instrument delivered at the Closing or for any of Seller’s other liabilities contained in the foregoing exceed in the Cap Limitation (provided, however, that Seller’s obligations under Article X with respect to prorations and adjustments and Seller’s obligations under Section 15.2 with respect to the brokers shall not be subject to the Basket Limitation or the Cap Limitation), and (c) in the event that, after the Effective Date but prior to the Closing, Buyer and/or any officer, member, partner or employee of Buyer or any employee of an affiliate of Buyer involved in the Transaction obtains knowledge or is aware of any information that is contradictory to, and would constitute the basis of a breach of, any representation or warranty or failure to satisfy any condition on the part of Seller, then, promptly thereafter (and, in all events, prior to the Closing), Buyer shall deliver to Seller notice of such information specifying the representation, warranty or condition to which such information relates, and if Buyer shall have failed to provide Seller with such notice, such representation, warranty or condition will not be deemed breached, and Buyer shall not be entitled to bring any action after the Closing Date based on such representation, warranty or condition (a “Buyer Waived Breach”). Without limiting the generality of the foregoing, Buyer shall be deemed to know that any representation or warranty contained herein is untrue, inaccurate or breached to the extent that (i) Buyer or any officer, member, partner or employee of Buyer or any employee of an affiliate of Buyer involved in the Transaction has knowledge of any fact or information which is inconsistent with such representation or warranty or (ii) this Agreement or any Space Lease, Contract or other information with respect to the Property delivered or made available to Buyer or any officer, member, partner or employee of Buyer or any employee of an affiliate of Buyer involved in the Transaction contain provisions inconsistent with any of such representation or warranty. Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under Section 11.1 or any other claim or cause of action under this Agreement, whether at law or in equity, on account of any such Buyer Waived Breach. In no event shall Buyer be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against Seller. In no event shall Seller be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against Buyer.
SECTION 11.4.      Notification. In the event that any party (“Indemnified Party”) becomes aware of any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to such Indemnified Party under Article XI (an “Indemnification Claim”), such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s having become aware of such Indemnification Claim, notify the Indemnifying Party in writing of such Indemnification Claim, the amount or the estimated amount of damages sought thereunder, to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Indemnification Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto; provided, that no delay on the part of the Indemnified Party in giving any such notice of a Indemnification Claim shall relieve the Indemnifying Party of any indemnification obligations hereunder, except to the extent that the Indemnifying Party is prejudiced by such delay.
SECTION 11.5.      Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which expressly survives the Closing shall be the indemnifications provided for under Article XI, except as it relates to prorations obligations under Article X and the indemnification obligations under Section 7.1, Section 14.2 and Section 15.2.
ARTICLE XII
TAX CERTIORARI PROCEEDINGS
SECTION 12.1.      Prosecution and Settlement of Proceedings. If any tax reduction proceedings in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same at its expense (which such costs shall be reimbursed to Seller from any tax refund or credit received at the conclusion of such tax reduction proceedings), provided that Seller shall employ counsel reasonably approved by Buyer, and shall promptly provide to Buyer all material information relating to such proceedings as and when such information becomes known to Seller, together with such other information as Buyer may reasonably request; provided further, that Seller shall not settle any such proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Seller elects not to control any tax reduction proceeding in respect of the Property relating to the fiscal year in which the Closing occurs pending at the time of Closing, then Seller shall give prompt written notice to Buyer of such election, and, thereafter,

Buyer shall have the right, but not the obligation, to control such proceedings and the settlement or compromise thereof, which such settlement or compromise shall be subject to Seller’s consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.
SECTION 12.2.      Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of Buyer (it being acknowledged that any refunds or savings in the payment of taxes applicable in the fiscal year in which the Closing occurs shall be apportioned pursuant to Section 10.2 hereof); provided, however, that if any such refund creates an obligation to reimburse any tenants under Space Leases for any rents or Additional Rent paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Space Lease to such tenant) shall, at Seller’s election, either (a) be paid to Buyer and Buyer shall disburse the same to such tenants or (b) be paid by Seller directly to the tenants entitled thereto. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.
SECTION 12.3.      Survival. The provisions of Article XII shall survive the Closing.
ARTICLE XIII
DEFAULT
SECTION 13.1.      Buyer’s Default; Failure of Conditions.
(a)    This Agreement may be terminated by Seller prior to the Closing if (i) any of the conditions precedent to Seller’s obligations set forth in Section 5.1 have not been satisfied or waived by Seller on or prior to the Closing Date, (ii) Buyer defaults on its obligations to pay the Purchase Price and perform its obligations to be consummated on the Closing Date in accordance with the terms hereof or (iii) there is a material breach or default by Buyer in the performance of any of its obligations under this Agreement to be performed prior to the Closing Date of which Seller has provided Buyer written notice of and Buyer has failed to cure within fifteen (15) Business Days of such notice (but in all events such material breach or default is not cured prior to the Closing Date, if earlier). For the purposes hereof, the parties agree that Buyer’s failure to pay the Purchase Price and perform its obligations to be consummated on the Closing Date shall be deemed a “material breach or default”.
(b)    In the event this Agreement is terminated pursuant to Section 13.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other, except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.1(c).
(c)    In the event Seller terminates this Agreement pursuant to Section 13.1(a), Seller may make a written demand upon Escrow Agent for payment of the Earnest Money to Seller, and, upon disbursement thereof by Escrow Agent in accordance with Section 15.5, Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. Buyer and Seller hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Seller as a result of such default by Buyer, and agree that the Earnest Money is a reasonable approximation thereof. Accordingly, in the event that Buyer breaches this Agreement by materially defaulting in the performance of any of its obligations under this Agreement, the Earnest Money shall constitute and be deemed to be the agreed and liquidated damages of Seller, and shall be paid by Escrow Agent to Seller as Seller’s sole and exclusive remedy hereunder; provided, however, that the foregoing shall not limit Buyer’s obligation to pay to Seller all attorneys’ fees and costs of Seller in the event that Seller is successful in an action to enforce the provisions of this Section 13.1.
SECTION 13.2.      Seller’s Default; Failure of Conditions.
(a)    Subject to Seller’s right to adjourn the Closing as set forth in this Agreement, this Agreement may be terminated by Buyer prior to the Closing if (i) any of the conditions precedent to Buyer’s obligations set forth in Section 5.2 have not been satisfied or waived by Buyer on or prior to the Closing Date, (ii) Seller defaults on its obligations to convey the Asset to the Buyer and to perform its obligations to be consummated on the Closing Date in accordance with the terms hereof, (iii) any amendment or modification of the representations and warranties contained herein delivered by Seller pursuant to Section 3.3(a) hereof discloses a change in the applicable representation or warranty that was not permitted pursuant to Section 5.2(a) or (iv) there is a material breach or default by Seller in the performance of its obligations under this Agreement to be performed prior to the Closing Date of which Buyer has provided Seller written notice of and Seller has failed to cure within fifteen (15) Business Days of such notice (but in all events such material breach or default is not cured prior to the Closing Date, if earlier); provided, that Buyer may not terminate this Agreement if, on the Closing Date, there exists a default by Buyer under this Agreement for which Seller has given Buyer notice (which notice may be given on the Closing Date).
(b)    Upon termination of this Agreement by Buyer pursuant to Section 13.2(a), Escrow Agent shall disburse the Earnest Money to Buyer, and upon such disbursement, Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination and as set forth in Section 13.2(c).
(c)    If there shall be a Seller default or other circumstance described in Section 13.2(a), Buyer, at its option, as its sole and exclusive remedy, may (i) terminate this Agreement, direct Escrow Agent to deliver the Earnest Money to Buyer and retain the Earnest Money, at which time this Agreement shall be terminated and of no further force and effect, except for the provisions which explicitly survive such termination, or (ii), only in connection with a default pursuant to Sections 13.2(a)(ii) or 13.2(a)(iv) (a “Seller Default”), specifically enforce the terms and conditions of this Agreement through an action for specific performance; provided, that such specific enforcement action must be initiated no later than thirty (30) days following the Closing Date. If Buyer elects to terminate this Agreement as a result of a Seller Default, Seller shall reimburse Buyer for the out-of-pocket reasonable costs theretofore incurred by Buyer, including, without limitation, financing costs, and the cost of performing title examinations and survey for the Property (within ten (10) business days after the date that Buyer submits to Seller a reasonably detailed invoice therefor), provided that such liability shall not exceed One Hundred Eighty Thousand Dollars ($180,000.00) in the aggregate, at which time this Agreement shall terminate and be of no further force and effect except for the provisions which explicitly survive such termination. Accordingly, in the event that Seller shall default in the performance of its obligations under this Agreement to cause the sale of the Asset to Buyer on the Closing Date and Buyer elects not to exercise the remedy set forth in clause (ii) above but instead elects the remedy set forth in clause (i) above, the delivery of the Earnest Money to Buyer and the reimbursement of Buyer’s expenses as set forth in the previous sentence (if applicable) shall constitute and be deemed to be agreed and liquidated damages of Buyer. Notwithstanding anything to the contrary herein contained (but subject to this Section 13.2), Buyer shall have no right to seek any damages arising from any such default by Seller.
ARTICLE XIV
EMPLOYEE MATTERS

SECTION 14.1.      Employees.
(d)    Buyer acknowledges that the Property Manager employs Bargaining Unit Employees and Non-Bargaining Unit Employees and that the Property Manager currently has building service contracts with Quality Building Services, Inc. and Mulligan Security Corp. (each a “Building Service Subcontractor”), pursuant to which employees of the Building Service Subcontractor furnish certain building services at the Property. A list of the Non-Bargaining Unit Employees, the Bargaining Unit Employees and the employees of the Building Service Subcontractors, as of the Effective Date, has been provided to Buyer and such list will be updated no later than fifteen (15) days prior to the Closing Date to reflect changes in employment status, if any.
(e)    The parties intend that there will be continuity of employment with respect to all of the Bargaining Unit Employees and all of the employees of the Building Service Subcontractors, as set forth below. It is agreed that prior to, or in connection with, the Closing, Buyer shall take no action to cause Seller, the Property Manager or a Building Service Subcontractor to terminate the employment of any employee, and neither of Seller, the Property Manager nor a Building Service Subcontractor shall be under any obligation to terminate or cause the termination of any Employee or the employees of the Building Service Subcontractor prior to or on the Closing Date. It is further agreed that between ten (10) to fifteen (15) Business Days prior to the Closing Date, Buyer (or its manager or Affiliate) shall offer employment to (or continue the employment of) all Bargaining Unit Employees (including, for the avoidance of doubt, those on vacation, leave of absence, disability or layoff). Such offers of (or continued) employment shall be in accordance with the terms of the Union Agreement. Such offers of employment shall be effective as of the Closing Date. Those Employees who accept Buyer’s (or its manager’s or Affiliate’s) offer of employment or continue employment with Buyer (or its manager or Affiliate) on the Closing Date shall hereafter be referred to as “Transferred Employees.” Effective as of the Closing Date, Buyer shall, or shall cause its manager or Affiliate to, recognize the Union as the collective bargaining representative for Transferred Employees who are represented by the Union and assume the Union Agreement and honor the obligations and terms of such agreement in accordance with Applicable Law. Buyer or its manager or Affiliate shall have sole responsibility for all obligations and liabilities with respect to Transferred Employees at any time after the Closing Date, whether arising under the Union Agreement or otherwise, and Seller or its manager or Affiliate shall have sole responsibility for all obligations and liabilities with respect to Transferred Employees at all times on or before the Closing Date, whether arising under the Union Agreement or otherwise. Further, Buyer shall either (1) enter into an agreement with Quality Building Services, Inc. that provides for the continued employment of the persons employed by Quality Building Services, Inc. at the Property or (2) engage the services of another janitorial/cleaning service that will agree to hire the persons employed by Quality Building Services, Inc. at the Property and, in either case, Buyer shall direct the subcontractor to offer employment to or continue the employment of the persons employed by Quality Building Services, Inc. on the same terms as provided for in the collective bargaining agreement covering such persons. Further, Buyer shall either (1) enter into an agreement with Mulligan Security Corp. that provides for the continued employment of the persons employed by Mulligan Security Corp. at the Property or (2) engage the services of another security company that will agree to hire the persons employed by Mulligan Security Corp at the Property and, in either case, Buyer shall direct the subcontractor to offer employment to or continue the employment of the persons employed by Mulligan Security Corp. on the same wages, terms and conditions as existed with respect to such persons immediately prior to the Closing Date. Neither Buyer nor its manager or Affiliate shall make offers of employment to or hire any Non-Bargaining Unit Employee prior to or within twelve (12) months following the Closing Date without the prior written consent of Seller.
(f)    Buyer shall be liable for any amounts (including but not limited to wages, bonuses, payroll taxes, unemployment contributions, group insurance premiums, employee welfare benefit plan contributions, and pension plan contributions) payable to or on behalf of Transferred Employees that accrue or relate to the period after the Closing Date. Seller shall be responsible for all costs and expenses of accrued and unpaid wages and employee benefits for all Employees, including payroll taxes and any other amounts due in connection therewith, in each case, relating to the period ending on the Closing Date (other than wages or benefits for which Buyer receives the Benefits Credit). The covenants and agreements contained in Section 14.1 are not intended and shall not confer any benefit or right on any Person other than the parties to this Agreement. The parties hereby intend that as of the Closing Date, all employees who are covered under the Union Agreement and employed at or with respect to the Property and all persons employed by the Building Service Subcontractors at the Property shall have their employment continued in accordance with the wages, terms and conditions previously in effect for such employee.
(g)    By this Agreement, the parties have availed themselves of the opt-out provision of §22-505(d) of the Displaced Building Service Workers Protection Act, §22-505 of the Administrative Code of the City of New York (“BSWPA”) with regard to the Bargaining Unit Employees and the employees of the Building Service Subcontractor.

SECTION 14.2.      Indemnity. Buyer shall indemnify, defend and hold Seller, the Seller-Related Entities and the Property Manager harmless from and against any and all Losses arising out of or otherwise in respect of the following: (a) the termination of employment of any Employee or any employee of a Building Service Subcontractor or Transferred Employee after the Closing Date (other than the payment of accrued but unpaid wages, if any, in connection with such termination relating to the period prior to the Closing Date); (b) wages or benefits for which Buyer received the Benefits Credit; (c) failure of Buyer (or its manager or Affiliate) to offer (or continue the) employment to any Bargaining Unit Employee or any employee of a Building Service Subcontractor on terms in accordance with Section 14.1; (d) failure of Buyer to comply with its obligations (including, but not limited to, any statutory or contractual obligations) with respect to the Transferred Employees; (e) any liability relating to the Transferred Employees or the Union Agreement that is incurred after the Closing Date with respect to employment by Buyer (or its manager or Affiliate), including any liabilities resulting from the failure of  Buyer or its manager or Affiliate to assume or honor the terms of the Union Agreement; and (f) failure of Buyer to comply with the provisions of this Article XIV, whether through its own acts or omissions, or by causing the manager or Affiliate or a third party service provider to take acts or omissions, and (g) any and all Losses incurred or suffered as a result of any claim by any Transferred Employee, or any employee benefit plan or pension plan for contributions on behalf of any Transferred Employee, that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA, the WARN Act, the BSWPA, and all other statutes regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, in each case, arising out of actions, events or omissions of Buyer (or its manager or Affiliate) that occurred (or, in the case of omissions, failed to occur) after the Closing Date.  Seller shall indemnify, defend and hold Buyer and Buyer-Related Entities harmless from and against any and all Losses arising out of or otherwise in respect of (a) the termination of any Employees or employees of the Building Service Subcontractors on or before the Closing Date; (b) failure of Seller or Property Manager to comply with its obligations (including, but not limited to, any statutory or contractual obligations) with respect to the Employees and employees of the Building Service Subcontractors on or prior to the Closing Date (other than liabilities for which Buyer receives the Benefits Credit), (c) any claim made by any Employee or employee of a Building Service Subcontractor for severance pay attributable to service with respect to the Property on or before the Closing Date; (d) any liability relating to the Employees, employees of the Building Service Subcontractors, or the Union Agreement that is incurred before or as a result of the Transaction, including any liabilities resulting from the failure of  Seller or its manager or Affiliate to honor the terms of the Union Agreement; (e) failure of Seller to comply with the provisions of this Article XIV, whether through its own acts or omissions, or by causing the manager or Affiliate or a third party service provider to take acts or omissions; (f) any and all Losses incurred or suffered as a result of any claim by any Employee, or any employee benefit plan or pension plan for contributions on behalf of any Employee, that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA, the WARN Act, the BSWPA,

and all other statutes regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, in each case, arising out of actions, events or omissions that occur (or, in the case of omissions, failed to occur) before or as a result of the Closing, and (g) any failure of Seller or Property Manager to comply with its obligations with respect to, or any liability under or relating to, the Employee Benefit Plans attributable to service during the period ending on the Closing Date.
SECTION 14.3.      WARN Act. Except as set for the on Schedule 14.3 and since February 1, 2015 (a) neither Seller, Property Manager, the Building Service Subcontractor or any of the Seller-Related Entities has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (b) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Seller, Property Manager, the Building Service Subcontractor or any of the Seller-Related Entities affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (c) nor has the Seller, Property Manager, the Building Service Subcontractor or any of the Seller-Related Entities been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. None of the Employees of the Seller or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act), during the six (6) month period prior to the date hereof. Buyer shall not, at the Property at any time within the ninety (90) days after the Closing Date, effect or permit any action that would trigger any liability under the WARN Act to Seller, the Property Manager, the Building Service Subcontractor or any of the Seller-Related Entities.
SECTION 14.4.      Intentionally Omitted.
SECTION 14.5.      No Third Party Beneficiaries. Nothing in this Agreement shall create any third-party beneficiary rights for the benefit of any employees of the Property or the Property Manager or a Building Service Subcontractor. Buyer, Seller, and the Property Manager acknowledge that all provisions contained in Section 10.12 and Article XIV with respect to employees are included for the sole benefit of Buyer (and Buyer’s Affiliates, as applicable) and Seller and the Property Manager (and their Affiliates, as applicable) and shall not be deemed to constitute an amendment to any employee benefit plan or create any right (i) in any other Person, including any employees, former employees, any participant in any Union Employee Benefit Plans or any beneficiary thereof or (ii) to continued employment with Buyer or any of its Affiliates, managers or contractors or a Building Service Subcontractor following the Closing Date.
SECTION 14.6.      Survival. The provisions of Article XIV shall survive the Closing.
ARTICLE XV
MISCELLANEOUS
SECTION 15.1.      Exculpation.

(a)    Notwithstanding anything to the contrary contained herein, (i) Seller’s shareholders, partners and members, (ii) the partners or members of such partners or members, (iii) the shareholders of such partners or members and (iv) the trustees, officers, directors, employees, agents and security holders of Seller and the partners and members of such parties assume no personal liability for any obligations entered into on behalf of Seller, and Seller’s individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement.
(b)    Notwithstanding anything to the contrary contained herein, (i) Buyer’s shareholders, partners and members, (ii) the partners or members of such partners or members, (iii) the shareholders of such partners or members and (iv) the trustees, officers, directors, employees, agents and security holders of Buyer and the partners and members of such parties assume no personal liability for any obligations entered into on behalf of Buyer, and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Buyer under this Agreement.
SECTION 15.2.      Brokers.
(a)    Seller represents and warrants to Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the Transaction other than Broker. Seller shall be responsible for the payment of any commission or fee due to Broker in connection with the Transaction. Seller agrees to indemnify, protect, defend and hold Buyer and the Buyer-Related Entities harmless from and against all Losses resulting from Seller’s breach of the foregoing representation in this Section 15.2(a) or Seller’s failure to pay any commission or fee due to Broker in connection with the Transaction. The provisions of this Section 15.2(a) shall survive the Closing or earlier termination of this Agreement.
(b)    Buyer represents and warrants to Seller that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the Transaction other than Broker. Buyer agrees to indemnify, protect, defend and hold Seller and the Seller-Related Entities harmless from and against all Losses resulting from Buyer’s breach of the foregoing representations in this Section 15.2(b). The provisions of this Section 15.2(b) shall survive the Closing or earlier termination of this Agreement.
SECTION 15.3.      Confidentiality; Press Release; IRS Reporting Requirements.
(a)    Buyer, Seller and each of their respective Affiliates shall hold as confidential all information disclosed in connection with the Transaction and concerning each other, the Asset, this Agreement and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which Affiliates of Buyer are parties), (ii) to their respective partners, advisers, underwriters, analysts, employees, Affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing; provided, that such parties are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, and (iii) to comply with Applicable Law (including, without limitation, any law, rule or regulation promulgated by the United States Securities and Exchange Commission (the “SEC”). The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section 15.3(a) shall survive the Closing or earlier termination of this Agreement for a period of one (1) year.
(b)    Each of Seller and Buyer may issue a press release with respect to this Agreement and the Transaction; provided, that the content of any such press release shall be subject to the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed) and in no event shall any such press release issued by Buyer or Seller disclose the identity of Seller’s or Buyer’s direct or indirect beneficial owners by name or the consideration paid to Seller or by Buyer for the Asset.
(c)    For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the Transaction, including, but not limited to, any requirements set forth in Treasury Regulation Section 1.6045-4 and any successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Buyer hereby designate and appoint Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the Transaction. Without limiting the responsibility and obligations of Escrow Agent as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Buyer each retain an original counterpart of this Agreement for at least four (4) years following the calendar year of the Closing.
SECTION 15.4.      Escrow Provisions.
(a)    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, Escrow Agent shall not be deemed to be the agent of either of the parties, and Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of Escrow Agent’s duties hereunder.
(b)    Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.
SECTION 15.5.      Earnest Money Escrow Account.
(a)    Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing Cash-Reserve-Money-Market-Account at Citibank, N.A. (the “Earnest Money Escrow Account”) but shall have no liability in the event of failure of insolvency of Citibank, N.A., and Buyer acknowledges that investments greater than $250,000 are not FDIC insured.

(b)    Escrow Agent shall hold the Earnest Money in escrow in the Earnest Money Escrow Account until the Closing or earlier termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 15.5(b). Seller and Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Earnest Money Escrow Account. At the Closing, the Earnest Money shall be paid by Escrow Agent to, or at the direction of, Seller. If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of such amount, Escrow Agent shall, within twenty four (24) hours give written notice to the other party of such demand. If Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such five (5) Business Day period or if Escrow Agent in good faith shall elect to not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
SECTION 15.6.      Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
SECTION 15.7.      Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller.  Any transfer of direct or indirect interests in Buyer shall be deemed to be an assignment of this Agreement by Buyer.  Notwithstanding the foregoing, Buyer may assign this Agreement to an entity that is controlled and majority owned directly and indirectly by American Realty Capital New York City REIT, Inc. or New York REIT, Inc. without Seller’s consent, provided that Buyer gives Seller at least five (5) days’ notice prior to any such assignment and proof reasonably satisfactory to Seller that the assignee satisfies the foregoing requirements, provided that Buyer will continue to remain primarily liable under this Agreement notwithstanding any such designation.  Buyer represents and warrants to Seller that Buyer is controlled by, and a wholly owned direct or indirect subsidiary of, American Realty Capital New York City REIT, Inc..
SECTION 15.8.      Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the Transaction.
SECTION 15.9.      Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii)

telecopied, with telephone or written confirmation within one (1) Business Day, (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, or (v) sent by electronic mail, with telephone or written confirmation within one (1) Business Day, as follows:
(a)    To Seller:

c/o The Blackstone Group
345 Park Avenue, 42nd Floor
New York, New York 10154
Attention: William J. Stein and Judy Turchin
Facsimile:     212-583-5726
Telephone:     212-583-5849
212-583-5748
Email:         stein@blackstone.com
judy.turchin@blackstone.com

with copies thereof to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:     Janice Mac Avoy, Esq.
Ross Z. Silver, Esq.
Facsimile:         212-859-4000
Telephone:    212-859-8000
Email:     Janice.MacAvoy@friedfrank.com
Ross.Silver@friedfrank.com

(b)    To Buyer:

c/o AR Global
405 Park Avenue
New York, New York 10022
Attention: Michael Happel
Telephone: 212-415-6500
Email: MHappel@nyrt.com

with copies thereof to:

c/o AR Global
405 Park Avenue
New York, New York 10022
Attention: Michael Happel
Telephone: 212-415-6500

Email: MEad@nyrt.com

(c)    To the Title Company/Escrow Agent:

Chicago Title Insurance Company
711 Third Avenue, #500
New York, New York 10017
Attention: Neal J. Miranda, VP & Senior Counsel
Facsimile: (917) 591-2689
Telephone: (212) 880-1237
Email: neal.miranda@ctt.com

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section 15.9 and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of ten (10) days’ prior notice thereof to the other parties.
SECTION 15.10.      Entire Agreement. This Agreement contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.
SECTION 15.11.      Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.
SECTION 15.12.      No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
SECTION 15.13.      Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York without regard to principles of conflict of laws.
SECTION 15.14.      Submission to Jurisdiction. Buyer and Seller each irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Buyer and Seller each further agree that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Buyer and Seller each irrevocably and unconditionally waives its right to trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transaction contemplated in (i) the Supreme Court of the State of New

York and (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 15.15.      Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Applicable Law.
SECTION 15.16.      Section Headings. The headings of the various sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.
SECTION 15.17.      Counterparts. This Agreement may be executed in two or more counterparts and by facsimile signatures or electronic transmission in “.pdf” format, which taken together shall constitute collectively one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s counterpart or facsimile signature.
SECTION 15.18.      Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.
SECTION 15.19.      Acceptance of Assignment of Ground Lease. The acceptance of the Assignment of Ground Lease by Buyer shall be deemed to be full compliance by Seller of all of Seller’s obligations under this Agreement, except for those obligations of Seller which are specifically stated to survive the Closing hereunder.
SECTION 15.20.      Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 15.20 shall survive the Closing or any termination of this Agreement. In furtherance of the foregoing, Buyer hereby indemnifies Seller from and against any and all Losses arising out of a breach of this Section 15.20. The provisions of this Section 15.20 shall survive the Closing or any termination of this Agreement.
SECTION 15.21.      Time is of the Essence. Seller and Buyer agree that TIME IS OF THE ESSENCE with respect to the obligations of Buyer under this Agreement.
SECTION 15.22.      Schedules. Seller and Buyer agree that disclosure of any fact or item on any schedule attached to this Agreement shall, should the existence of such fact or item be relevant to any other schedule, be deemed to be disclosed with respect to that other schedule so long as the relevance of such disclosure to such other section is reasonably apparent.
SECTION 15.23.      Waiver of Jury Trial. Seller and Buyer hereby irrevocably waive trial by jury in any action, proceeding or counterclaim brought by one party against another party on any matter arising out of or in any way connected with this Agreement.
SECTION 15.24.      Survival.
(a)    Any obligations or liabilities of Seller or Buyer hereunder shall survive the Closing or earlier termination of this Agreement solely to the extent expressly provided herein.
(b)    Unless expressly stated otherwise, all terms and provisions contained in this Agreement shall not survive the Closing.

SECTION 15.25.      Audit. Upon Buyer’s request, for a period of one (1) year after Closing, Seller, at the sole cost and expense of Buyer, shall make (or with respect to periods prior to Seller’s ownership of the Property, shall use commercially reasonable efforts to make) the financial statements including income statements prepared in accordance with United States generally acceptable accounting principles (“GAAP”) (and to the extent not historically prepared in accordance with GAAP, Seller will cooperate with Buyer to the extent reasonably necessary to assist Buyer in preparing Seller’s financial statements in accordance with GAAP) and any and all books, records, correspondence, financial data, leases, delinquency reports and all other documents and matters maintained by Seller or their agents and relating to receipts and expenditures reasonably necessary to complete an audit including making personnel available to the auditors to answer questions and provide written representations pertaining to the Property for the three (3) most recent full calendar years and the interim period of the current calendar year (collectively, the “Records”) available to Buyer and/or its auditors for inspection, copying and audit by Buyer’s designated accountants . Seller shall provide Buyer and/or its auditors, but without any cost or expense to Seller, with copies of, or access to, such factual and financial information as may be reasonably requested by Buyer or its designated accountants, and in the possession or control of Seller, to enable Buyer to file any filings required by the SEC in connection with the purchase of the Property. Seller understands and acknowledges that Buyer is required to file audited financial statements related to the Property with the SEC within seventy-one (71) days of the Closing Date and agrees to provide, at Buyer’s sole cost and expense, any Records to Buyer’s auditors, on a timely basis to facilitate Buyer’s timely submission of such audited financial statements; provided that, in no event shall Seller be deemed to have made any representation or warranty with respect to the items delivered to Buyer or its auditors or agents as contemplated by this Section 15.25.

(signature pages follow)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

BPGL HOLDINGS LLC,
a Delaware limited liability company

By:    /s/ David Hirsch
Name: David Hirsch
Title: Managing Director and VP

(signature pages continue)

BUYER:

ARC NYC1140SIXTH, LLC

By: New York City Operating Partnership, L.P.,
            its sole member

           By: American Realty Capital New York City REIT, Inc.,
                  its general partner

               By: /s/ Michael A. Ead
             Name: Michael A. Ead
                      Title: Authorized Signatory

(signature pages continue)

JOINDER BY ESCROW AGENT

Chicago Title Insurance Company, referred to in this Agreement as “Escrow Agent,” hereby acknowledges that it received this Agreement executed by Seller and Buyer as of 18th day of March, 2016, and accepts the obligations of Escrow Agent as set forth herein.

CHICAGO TITLE INSURANCE COMPANY

By:    /s/ Neal J. Miranda
        Name: Neal J. Miranda
Title: VP.Senior Counsel
Re: 1140-AOTA #3115-00190

(signature pages continue)

ACKNOWLEDGEMENT BY ESCROW AGENT OF RECEIPT OF EARNEST MONEY

Chicago Title Insurance Company, referred to in this Agreement as “Escrow Agent,” hereby acknowledges that it received the Earnest Money on the 18th day of March, 2016. Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:    /s/ Neal J. Miranda
        Name: Neal J. Miranda
Title: VP.Senior Counsel
Re: 1140-AOTA #3115-00190

(end of signatures pages)